Exhibit 10.1

EXECUTION COPY

MERGER AND UNIT PURCHASE AGREEMENT

By and Among

CROMPTON HOLDING CORPORATION,
THE SHAREHOLDERS OF BCCM HOLDINGS, INC.,
THE MANAGEMENT MEMBERS OF DAVIS-STANDARD, LLC,
DAVIS-STANDARD, LLC,
BCCM HOLDINGS, INC.,
THE CARRYHOLDERS’ AGENT

and

D-S ACQUISITION CO.

Dated as of October 30, 2006

i

MERGER AND UNIT PURCHASE AGREEMENT

MERGER AND UNIT PURCHASE AGREEMENT, dated as of October 30, 2006, by and among Davis-Standard, LLC, a limited liability corporation organized under the laws of Delaware (“DS LLC”), BCCM Holdings, Inc., a corporation organized under the laws of Delaware (“BCCM”), Crompton Holding Corporation, a corporation organized under the laws of Delaware (“Crompton”), the shareholders of BCCM listed on Exhibit A (the “BCCM Shareholders”), the persons listed on Exhibit B, each of whom is a management member in DS LLC (the “Management Members”), Robert Armstrong as agent for the Carryholders hereunder (the “Carryholders’ Agent”) and together with Crompton, the BCCM Shareholders and the Management Members, the “Sellers”) and D-S Acquisition Co., a corporation organized under the laws of Delaware (the “Purchaser”).

R E C I T A L S

WHEREAS, the BCCM Shareholders own, as a group, all of the authorized, issued and outstanding shares of every class of Capital Stock of BCCM (the “BCCM Shares”);

WHEREAS, BCCM owns an Interest in DS LLC (the “BCCM Interest”);

WHEREAS, Crompton owns an Interest in DS LLC (the “Crompton Interest”);

WHEREAS, the Management Members own an Interest in DS LLC (the “Management Members’ Interest”);

WHEREAS, the Carryholders have a contingent right to receive certain amounts from the sale of DS LLC pursuant to the terms of the DS Operating Agreement (the “Carried Interest”);

WHEREAS, the BCCM Interest, the Crompton Interest, the Management Members’ Interest and the Carried Interest constitute all of the Interests in DS LLC;

WHEREAS, the respective governing bodies of Purchaser and BCCM have approved the merger of the Purchaser with and into BCCM (the “Merger”), pursuant to which BCCM will be the surviving company and the BCCM Shareholders will be entitled to receive the consideration provided for in this Agreement, all upon the terms and subject to the conditions set forth herein; and

WHEREAS, Crompton, the Management Members and the Carryholders (together, the “DS Sellers”) desire to sell to the Purchaser and the Purchaser desires to purchase from the DS Sellers, their respective interests in DS LLC, upon the terms and subject to the conditions set forth herein (the “Unit Purchase”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser, the Sellers, DS LLC and BCCM hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1     Definitions.  The capitalized terms used in this Agreement shall have the meanings set forth below:

“Accountants” as used in this Agreement, means a mutually acceptable independent accounting firm.

“Accounts Receivable” means all accounts and notes receivable relating to the Business.

“Adjustment Amount” has the meaning set forth in Section 3.6(a).

“Adjustment EBITDA” means EBITDA of the Company for the fiscal year ended the Balance Sheet Date, based on the Audited Balance Sheet.

“Adjustment Percentage” means with respect to any Seller, the percentage set forth opposite such Seller’s name in column C of Schedule 3.1.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person and, if such first Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual and any trust whose principal beneficiary is such individual or one or more members of such individual’s immediate family, and any Person who is controlled by any such member or trust.  For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agency Agreement” shall mean any of the BCCM Agency Agreement, the Management Members’ Agency Agreement or the Carryholders’ Agency Agreement.

“Agreement” means this Merger and Unit Purchase Agreement, as the same may be amended from time to time in accordance with the terms hereof.

“Ancillary Agreements” means the Certificate of Merger, the Non-Competition Agreements, each Agency Agreement and all other instruments, certificates and other agreements entered into by one or more of the Sellers, BCCM, the Company or the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

“Anniversary EBITDA” means EBITDA of the Company for the period ending on the twelve (12) month anniversary of the Closing Date or any twelve (12) month period ending on any calendar month thereafter, excluding Transaction Expenses and management fees.

“Applicable Reserves” means the aggregate reserves for Accounts Receivable.

“Audited Balance Sheet” means the audited balance sheet of the Company as of the Balance Sheet Date, prepared by the Purchaser in accordance with Section 3.6(b).

“Balance Sheet Date” means September 30, 2006.

“BCCM” has the meaning set forth in the recitals to this Agreement.

“BCCM Agency Agreement” means the Agency Agreement among the BCCM Agent and the BCCM Shareholders, in substantially the form attached hereto as Exhibit C-1.

“BCCM Agent” means the agent appointed by the BCCM Shareholders pursuant to the BCCM Agency Agreement.

“BCCM Holdback” has the meaning set forth in Section 2.7.

“BCCM Interest” has the meaning set forth in the recitals to this Agreement.

“BCCM Representations and Warranties” means the representations and warranties contained in Article VI other than the BCCM Selected Representations and Warranties.

“BCCM Shareholder Representations” means the representations and warranties contained in Section 6.1(b), Section 6.4(b), Section 6.5(b) and Section 6.9.

“BCCM Shareholders’ Agreement” means the Stockholders and Registration Rights Agreement of BCCM, dated March 31, 2005, among the BCCM Shareholders and BCCM.

“BCCM Shares” has the meaning set forth in the recitals to this Agreement.

“BCCM Title Representation” means the representations and warranties contained in Section 6.5(b).

“Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, and any other plan, program, agreement, arrangement, policy, contract, commitment or scheme, written or oral, statutory or contractual, that provides for compensation or benefits, including any deferred compensation, severance, supplemental income, executive compensation, bonus, stock option or incentive plan, any welfare plan, cafeteria plan or any holiday, personnel or vacation plan or practice.

“Business” means the business of the Company as presently conducted, including, but not limited to, the business of the design, sale, installation, service and support of extrusions systems and converting machinery.

“Business Day” means a day that is not a Saturday, Sunday or a day on which commercial banking institutions located in New York City, New York are authorized or required to close.

“Capitalized Lease Obligations” means the obligations of such Person that are required to be classified and accounted for as capital lease obligations under GAAP, together with all obligations to make termination payments under such capitalized lease obligations.

“Capital Stock” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock of such Person but excluding stock held as treasury stock, and (b) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Carried Interest” has the meaning set forth in the recitals to this Agreement.

“Carryholders” means the individuals listed in Schedule 1.1 hereto.

“Carryholders’ Agency Agreement” means the Agency Agreement among the Carryholders’ Agent, the Carryholders and the Purchaser, in substantially the form attached hereto as Exhibit C-2.

“Carryholders’ Agent” has the meaning set forth in the recitals to this Agreement.

“Carryholders’ Holdback” has the meaning set forth in Section 3.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601, et seq., as amended.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Closing” has the meaning set forth in Section 3.5.

“Closing Date” has the meaning set forth in Section 3.5.

“Closing Balance Sheet” means the audited balance sheet of the Company as of the Closing Date, prepared by the Purchaser in accordance with Section 3.8(a).

“Closing Free Cash Flow Payment” has the meaning set forth in Section 3.7.

“CMP” has the meaning set forth in Section 13.14.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” means, collectively, DS LLC and its Subsidiaries.

“Company Knowledge” means, for the purposes of this Agreement, the actual knowledge of Messrs. Charles Buckley, Robert Armstrong, Steven Rachlis, Mark Panozzo, James Murphy, Ernest Plasse, Hassan Helmy and Joseph Genovese.

“Company Representation and Warranty” means the representations and warranties contained in Article IV.

“Consideration” means the Merger Consideration and the Purchase Price.

“Constituent of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon and any degradation product of a petroleum hydrocarbon, asbestos, PCB or similar substance, the generation, recycling, use, treatment, storage, transportation, Release, disposal or exposure of or to which is subject to regulation under any Environmental Law.

“Contracts” has the meaning set forth in Section 4.11(a).

“Contribution Agreement” means the Contribution Agreement among Crompton, Davis Standard Corporation, BCCM, BCCM LLC and DS LLC, dated as of March 31, 2005.

“Credit Agreement” means the Credit and Security Agreement, dated the date of this Agreement, among the Company, as borrower, KeyBank National Association, as lead arranger, sole book runner and administrative agent and the lenders named therein.

“Crompton” has the meaning set forth in the recitals to this Agreement.

“Crompton Holdback” has the meaning set forth in Section 3.3.

“Crompton Interest” has the meaning set forth in the recitals to this Agreement.

“Crompton Knowledge” means, for the purposes of this Agreement, the actual knowledge of Gregory McDaniel and Arthur Wienslaw.

“Crompton Representations and Warranties” means the representations and warranties contained in Article V.

“Crompton Title Representation” means the representations and warranties contained in Section 5.5(a).

“Damages” means Purchaser Damages and Sellers’ Damages.

“DGCL” means the Delaware General Corporations Law.

“DS LLC” has the meaning set forth in the recitals to this Agreement.

“DS Operating Agreement” means the Amended and Restated Limited Liability Agreement of DS LLC, dated April 29, 2005, as amended from time to time prior to the Closing Date.

“DS Sellers” has the meaning set forth in the recitals to this Agreement.

“DS Units” has the meaning set forth in Section 4.5.

“EBITDA” means, with regard to the Company for any twelve month period, the net income of the Company for that period plus, to the extent deducted from revenues in determining net income, (i) interest expense, (ii) expense for income or similar taxes paid or accrued,

(iii)  depreciation, (iv) amortization and (v) extraordinary non-recurring losses, minus, to the extent included in net income, extraordinary non-recurring gains, all in accordance with GAAP.

“Effective Time” has the meaning set forth in Section 2.2.

“Election Period” has the meaning set forth in Section 12.4.

“Environmental Claims” means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, citations, summonses, notices of non-compliance or violation, requests for information, investigations or proceedings relating in any way to the Release of Constituents of Concern or any Environmental Law, including (a) Environmental Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from a Release of Constituents of Concern on at or underlying the Real Property.

“Environmental Condition” means a condition with respect to the environment which has resulted or could reasonably be expected to result in a loss, liability, cost or expense to the Company.

“Environmental Law” means any Law, administrative order, consent decree or judgment, or common law relating to the environment, human health and safety, including CERCLA, and any state and local counterparts or equivalents.

“Environmental Liabilities and Costs” shall mean any Sellers’ Damages arising from or relating to: (a) any Claim pursuant to Environmental Law for personal injury, property damage, damage to natural resources or the Environment, or threatened or actual Release (whether based on negligent acts or omissions, statutory liability, or strict liability without fault or otherwise); (b) any investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup or abatement of any threatened or actual Release, whether on-site or off-site, in connection with the Property or the activities or operations conducted thereon; and (c) the failure at any time to comply with all applicable Environmental Laws, including without limitation: (i) any fines and penalties assessed, levied or asserted by a Governmental Authority; and (ii) any Sellers’ Damages necessary to enable compliance with all applicable Environmental Laws currently in effect and requiring compliance as of the Closing.

“Environmental Permits” means all Permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor thereto.

“ERISA Affiliate” means any Person that, together with the Company, would be considered a single employer within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the audited balance sheet of the Company as of September 30, 2005 and the unaudited balance sheet of the Company as of September 30, 2006, together with the related statements of income and cash flow for the periods then ended, all of which are attached hereto as Schedule 4.7.

“FTC” has the meaning set forth in Section 8.8.

“GAAP” means U.S. generally accepted accounting principles, as consistently applied by the Company.

“Governmental Authority” means any domestic or foreign governmental or regulatory agency, authority, bureau, commission, department, official or similar body or instrumentality thereof, or any governmental court, arbitral tribunal or other body administering alternative dispute resolution.

“Holdback Acceleration Event” has the meaning set forth in Section 12.5(b).

“Holdback Percentage” means, with respect to any Seller, the percentage set forth opposite such Seller’s name in column B of Schedule 3.1 hereof, calculated as the quotient of (i) the original amount of such Seller’s Holdback and (ii) $10 million.

“HRCo” has the meaning set forth in Section 13.14.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Letter” has the meaning set forth in Section 8.8.

“Indebtedness” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal, interest, premiums, fees, expenses, overdrafts and penalties with respect thereto, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of the property or services, except trade payables incurred in the Ordinary Course of Business, (d) all guaranties of any nature with respect to the indebtedness of any Person and obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (e) all Capitalized Lease Obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, (g) every obligation of a Person under interest rates swaps, caps, collars and similar arrangements, and (h) all indebtedness of any other Person of the type referred to in Sections (a) to (g) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Indemnity Notice” has the meaning set forth in Section 12.4(b).

“Indemnified Party” has the meaning set forth in Section 12.4(a)(i).

“Indemnifying Party” has the meaning set forth in Section 12.4(a)(i).

“Intellectual Property” means any trademark, service mark, trade name, product designation, logo, slogan, invention, patent, trade secret, copyright, know-how, proprietary design or process, computer software and database, Internet address or domain name (including any registrations or applications for registration or renewal of any of the foregoing), research in progress, or any other similar type of proprietary intellectual property right.

“Intellectual Property Right” means any Intellectual Property which is used or held for use or otherwise necessary in connection with the conduct of the Business.

“Interest” means the DS Units owned by a Person, together with such Person’s contractual rights pursuant to the DS Operating Agreement.

“Inventory” means raw materials, work in progress and finished goods inventory.

“IRS” means the Internal Revenue Service.

“Law” means any applicable federal, foreign, state or local statute, law, including common law, rule, regulation, ordinance, code, permit or license.

“Lien” means, with respect to the Company’s ownership or leasehold interest in any Property or asset, any mortgage, lien, pledge, charge or security interest.  For the purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligations or other title retention agreement relating to such property or asset.

“LR” has the meaning set forth in Section 13.14(c).

“Management Members” has the meaning set forth in the recitals to this Agreement.

“Management Members’ Agency Agreement” means the Agency Agreement among the Management Members’ Agent and the Management Members, in substantially the form attached hereto as Exhibit C-3.

“Management Members’ Interest” has the meaning set forth in the recitals to this Agreement.

“Management Members’ Agent” means the agent appointed by the Management Members pursuant to the Management Members’ Agency Agreement.

“Management Members’ Holdback” has the meaning set forth in Section 3.3.

“Management Members’ Representations and Warranties” means the representations and warranties contained in Article VII.

“Management Members’ Title Representation” means the representations and warranties contained in Section 7.4(a).

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), results of operations of the Company or the Business, taken as a whole, provided that the effects of changes that are generally applicable to the industries or economies of the countries in which the Business operates or does business shall be excluded from such determination.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 2.6.

“Non-Competition Agreement” means the non-competition agreement between Purchaser and Crompton in substantially the form of Exhibit D hereto.

“Order” means any judgment, injunction, judicial or administrative order or decree.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person, substantially consistent with such Person’s past practice and custom, including, with respect to any category, quantity or dollar amount, term and frequency of payment, delivery, accrual, expense or any other accounting entry.

“Permit” has the meaning set forth in Section 4.14(b).

“Permitted Lien” means (a) mechanics’ Liens, workmen’s Liens, carriers’ Liens, repairmen’s Liens, material men’s Liens, landlord’s Liens or other like Liens arising or incurred in the Ordinary Course of Business in respect of obligations that are not overdue, (b) Liens for Taxes, assessments and other similar governmental charges that are not overdue or are being contested in good faith and for which appropriate reserves have been established, (c) Liens incurred or deposits made to secure the performance of bids, contracts, statutory obligations, surety and appeal bonds incurred in connection with the Business and in the Ordinary Course of Business by the Company, (d) Liens that arise under or violations of or non-compliance with any zoning, land use or other similar imperfections of title that arise in the Ordinary Course of Business that, in the aggregate, do not materially affect the value or use of the property subject thereto, or (e) statutory liens held by landlords under leases and liens expressly created in any lease against fixtures, chattels or other property of the Company that are placed in, or become a part of, the leased real property.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization or Governmental Authority.

“Post-Closing Tax Period” means any Tax period (or portion thereof) ending after the Closing Date.

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that ends on or before the Closing Date.

“Product Liability Claims” shall mean any product liability and/or product warranties Claims or Losses (as each is defined in the Contribution Agreement) arising out of or relating to goods manufactured, sold and/or shipped by the Davis Standard Business (as defined in the Contribution Agreement), or the services provided in connection thereto, including without limitation the services provided and goods manufactured, sold and/or shipped during the period of time the business of Davis-Standard was operated as a division of Crompton Corporation (as defined in the Contribution Agreement), together with any equipment and related service product liability and/or product warranty liabilities assumed by Davis-Standard and/or Crompton Corporation as a result of an acquisition of a business or manufacturing facility that is now operated by the Company.

“Property” means any Real Property and improvements at any time owned, leased, used, operated or occupied (whether for storage, disposal or otherwise) by the Company.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.

“Purchaser Damages” has the meaning set forth in Section 12.2(a).

“Purchaser Indemnitees” has the meaning set forth in Section 12.2(a).

“Purchaser Knowledge” means, for the purposes of this Agreement, the actual knowledge of Messrs. Scott I. Oakford and Phillip J. Cagnassola.

“Real Property” has the meaning set forth in Section 4.15(b).

“Reference Balance Sheet” means the balance sheet of the Company as of the Balance Sheet Date attached hereto as Section 4.7.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any Property, including the movement of Constituents of Concern through or in the air, soil, surface water, groundwater or property.

“Restrictive Covenants” has the meaning set forth in Section 12.10(a).

“Sellers” has the meaning set forth in the recitals to this Agreement.

“Sellers’ Indemnification Cap” has the meaning set forth in Section 12.2(b)(ii).

“Sellers’ Indemnitees” has the meaning set forth in Section 12.3.

“Sellers’ Damages” has the meaning set forth in Section 12.3.

“Sellers’ Holdbacks” means the Crompton Holdback, the BCCM Holdback, the Management Members’ Holdback and the Carryholders’ Holdback.

“Subsidiary” means, with respect to any Person, (a) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

“Survival Period” has the meaning set forth in Section 12.1.

“Surviving Company” has the meaning set forth in Section 2.1.

“Tax” or “Taxes” shall mean all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding, transfer, payroll, goods and services, ad valorem, value-added or minimum tax, or any other tax, custom, duty, governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the liability of any other Person for any of the foregoing.

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim or refund, amended return and declaration of estimated Tax.

“Third-Party Claim” has the meaning set forth in Section 12.4(a)(i).

“Third-Party Claim Notice” has the meaning set forth in Section 12.4(a)(i).

“Title Representations” means the BCCM Title Representations, the Crompton Title Representations and the Management Members Title Representations.

“Transaction Expenses” means all fees and expenses of any broker, finder, financial advisor, legal advisor or similar Person paid by the Company in connection with the transactions contemplated in this Agreement.

“Transfer Laws” has the meaning set forth in Section 9.4.

“Utilities” has the meaning set forth in Section 4.15(b).

“Unit Purchase” has the meaning set forth in the recitals to this Agreement.

“Workers Compensation Claims” shall mean liability under United States workers’ compensation laws or comparable foreign laws for Claims or Losses (as each is defined in the Contribution Agreement) for, by or related to, employees of the Davis-Standard Business (as defined in the Contribution Agreement), including when the business of Davis-Standard was operated as a division of Crompton Corporation (as defined in the Contribution Agreement), together with any liability under United States workers’ compensation laws or comparable foreign laws assumed by Davis-Standard and/or Crompton Corporation as a result of an acquisition of a business or manufacturing facility that is now operated by the Company.

Section 1.2     Construction.  (a)  Whenever the context requires, the meanings of the terms set forth in Article 1.1 shall be equally applicable to the singular and plural forms thereof, and the gender of all words used in this Agreement shall include the masculine, feminine and neuter.  All references to Articles refer to articles of this Agreement, and all references to Schedules and Exhibits are to schedules and exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes.

(b)   No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

ARTICLE II
MERGER

Section 2.1     The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time the Purchaser shall be merged with and into BCCM.  As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and BCCM shall continue as the surviving company of the Merger (BCCM from and after the Effective Time hereinafter referred to as the “Surviving Company”).

Section 2.2     Effective Time.  Upon the terms and subject to the conditions of this Agreement, on the Closing Date, BCCM and the Purchaser shall cause the Merger to be consummated by filing the certificate of merger (the “Certificate of Merger”) substantially in the form attached hereto as Exhibit E with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the applicable provisions of, the DGCL (the date and time of such filing being hereinafter referred to as the “Effective Time”). Notwithstanding the foregoing, the parties hereto shall be under no obligation to effect the Merger hereunder unless Crompton, the Management Members, and the Carryholders, as a group, sell to Purchaser all of their respective Interests pursuant to Article III.

Section 2.3     Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Purchaser and BCCM shall vest in the Surviving Company, and all debts, liabilities, obligations and duties of the Purchaser and BCCM shall become the debts, liabilities, obligations and duties of the Surviving Company.

Section 2.4     Certificate of Incorporation; Bylaws.

(a)   At the Effective Time, the certificate of incorporation of the Surviving Company shall be amended to conform to the certificate of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, and to change the name of the Surviving Company to “Davis-Standard Corporation”, until such time as it may be thereafter further amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(b)   At the Effective Time, the bylaws of the Surviving Company shall be amended to conform to the bylaws of the Purchaser, as in effect immediately prior to the Effective Time, until such time as it may be thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation and such bylaws.

Section 2.5     Directors and Officers.  The directors, officers and managers of the Purchaser immediately prior to the Effective Time shall be the initial directors, officers and managers of the Surviving Company, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company.

Section 2.6     Merger Consideration.  The aggregate consideration payable pursuant to the Merger to each of the BCCM Shareholders shall be equal to the amounts set forth opposite their names on Schedule 6.5 (the “Merger Consideration”), payable at Closing by wire transfer of immediately available funds pursuant to written wire transfer instructions delivered by the BCCM Shareholders to Purchaser at least two (2) business days prior to the Closing.

Section 2.7     BCCM Holdback.    Subject to the rights contained in Article XII, including Section 12.5 and Section 12.6 therein, the Surviving Company shall pay to the BCCM Shareholders the amounts set forth opposite their names on Schedule 3.1, plus interest accrued thereon at the rate of ten percent (10%) per annum (in the aggregate, the “BCCM Holdback”) as follows: (a) one half of such total amount, after such amount is adjusted pursuant to Section 12.5 and Section 12.6, on the twelve (12) month anniversary of the Closing Date, and (b) the remainder of such total amount, after such amount is adjusted pursuant to Section 12.5 and Section 12.6, on the eighteen (18) month anniversary of the Closing Date; provided, that such payment schedule may be adjusted upon the occurrence of a Holdback Acceleration Event pursuant to Section 12.5(b); provided further that no such amount shall be payable if, and to the extent, that any claim for Purchaser Damages under Article XII remains in dispute and unsettled with respect to such BCCM Shareholder; and provided further that any amounts in dispute and unsettled shall be deposited into an interest bearing escrow account at the time such amount would otherwise be payable to the BCCM Shareholders hereunder and released upon settlement or final disposition of such claim.  If the Company fails to deposit any such amounts into such escrow account at such time, the Company will be deemed to have waived its right to indemnification with respect to such disputed and unsettled matters.

Section 2.8     Conversion of the BCCM Shares.

(a)   Conversion of Shares. All of the BCCM Shares outstanding as of the Effective Time shall, by virtue of the Merger and without any action on the part of the BCCM

Shareholders or the Purchaser, automatically be converted into the right to receive Merger Consideration.

(b)   Treasury Shares.  Each share of capital stock held in BCCM’s treasury as of the Effective Time, if any, shall, by virtue of the Merger, be canceled without payment of any consideration therefor.

(c)   Purchaser Shares. Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time will remain issued and outstanding and shall constitute one (1) share of capital stock of the Surviving Company.

Section 2.9     Exchange of Certificates. At the Closing, certificates representing the BCCM Shares shall be canceled in exchange for the Merger Consideration.

ARTICLE III
UNIT PURCHASE AND CLOSING

Section 3.1     Unit Purchase.  (a)  Upon the terms and subject to the conditions of this Agreement, at the Closing, (i) Crompton agrees to sell to Purchaser, and the Purchaser shall purchase from Crompton, the Crompton Interest, free and clear of all Liens, (ii) each of the Management Members agrees to sell to Purchaser, and the Purchaser shall purchase from the Management Members, the Management Members’ Interest, free and clear of all Liens and (iii) each of the Carryholders agrees to receive payment hereunder in full satisfaction of such Carryholder’s rights to its Carried Interest, all in accordance with numbers and amounts set forth on Schedule 4.5, with respect to the Crompton and Management Members, and Schedule 1.1 with respect to the Carryholders.

(b)   Purchaser shall not be required to purchase the Crompton Interest, the Management Members’ Interest or the Carried Interest, unless (i) the DS Sellers, as a group, sell and convey to Purchaser all of the Crompton Interest, the Management Members’ Interest and the Carried Interest, and (ii) the Merger has been effected pursuant to Article II.

Section 3.2             Purchase Price.  (a)  In consideration for the sale and conveyance by Crompton to Purchaser of the Crompton Interest, the sale and conveyance by the Management Members of the Management Members’ Interest and the full satisfaction of all Carryholders’ right to their respective Carried Interest, Purchaser shall, at the Closing, subject to Section 3.1(b), (i) pay to Crompton the amount set forth opposite its name on Schedule 4.5, (ii) pay to each of the Management Members the amounts set forth opposite each of their names on Schedule 4.5 and (iii) pay to each of the Carryholders the amounts set forth opposite each of their names on Schedule 1.1 pursuant to the terms of the Carryholders’ Agency Agreement (the consideration described in the foregoing items (i) through (iii), the “Purchase Price”).  All amounts payable at Closing shall be paid in cash by wire transfer in immediately available funds to accounts designated by DS Sellers at least two Business Days prior to Closing.

Section 3.3     Crompton, Management Members’ and Carryholders’ Holdback.    Subject to the rights contained in Article XII, including Section 12.5 and Section 12.6 therein, the Surviving Company shall pay (a) to Crompton the amount set forth opposite its name on Schedule 3.1, plus interest accrued thereon at the rate of ten percent (10%) per annum (the

“Crompton Holdback”), (b) to the Management Members the amounts set forth opposite their names on Schedule 3.1, plus interest accrued thereon at the rate of ten percent (10%) per annum (in the aggregate, the “Management Members’ Holdback”), and (c) to the Carryholders the amounts set forth opposite their names on Schedule 3.1, plus interest accrued thereon at the rate of ten percent (10%) per annum, pursuant to the terms of the Carryholders’ Agency Agreement (in the aggregate, the “Carryholders’ Holdback”) as follows: (a) one half of each such Sellers’ Holdback, after such amount is adjusted pursuant to Section 12.5 and Section 12.6, on the twelve (12) month anniversary of the Closing Date, and (b) the remainder of each such Sellers’ Holdback, after such amount is adjusted pursuant to Section 12.5 and Section 12.6, on the eighteen (18) month anniversary of the Closing Date, provided that no such amount shall be payable if, and to the extent, that any claim for Purchaser Damages under Article XII remains in dispute and unsettled with respect to such Seller; provided further that any amounts in dispute and unsettled shall be deposited into an interest bearing escrow account at the time such amount would otherwise be payable to a DS Seller hereunder and released upon settlement or final disposition of such claim.  If the Company fails to deposit any such amounts into such escrow account at such time, the Company will be deemed to have waived its right to indemnification with respect to such disputed and unsettled matters.

Section 3.4     Sellers’ Agents.  The BCCM Agent, the Management Members’ Agent and the Carryholders’ Agent shall serve as the representative of, respectively, the BCCM Shareholders, the Management Members and the Carryholders with respect to all matters set forth in the respective Agency Agreement.  Crompton shall act on its own behalf with respect to the Crompton Holdback. The duties and obligations of each Agent shall be determined solely by the express provisions of the respective Agency Agreement.

Section 3.5     The Closing.  The closing of the Merger and Unit Purchase (the “Closing”) will take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, 101 Park Avenue, New York, NY 10178 at 10:00 a.m., Eastern Standard Time, on the date of this Agreement, unless the parties agree in writing to change the Closing to another time, date or place.  The date upon which the Closing occurs is herein called the “Closing Date.”  Notwithstanding any other provision hereof, the Closing will be deemed effective for accounting, tax and all other purposes as of 12:00 a.m., Eastern Standard Time, on the Closing Date.

Section 3.6     Adjustment Amount

(a)   The “Adjustment Amount” (which may only be a positive number) will be the amount equal to the product of (i) two and (ii) the Adjustment EBITDA less $24,000,000; provided that such amount may not exceed $5,000,000, and if such amount is a negative number, the Adjustment Amount shall be zero.

(b)   As promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, Purchaser shall deliver to Sellers the Audited Balance Sheet, together with a certificate of Purchaser containing a calculation of the Adjustment Amount on the same basis and applying the same accounting principles, including GAAP, that were used to prepare the Reference Balance Sheet.  If within thirty (30) days following delivery of the Audited Balance Sheet, none of Crompton, the BCCM Agent or the Management Members’ Agent have given Purchaser notice of an objection to the Audited Balance Sheet (including a statement of the basis of such objection), then the Audited Balance Sheet will be determinative in computing the Adjustment Amount, based on the formula set forth in Section 3.6(a) hereof. If any of Crompton, the BCCM Agent or the Management Members’ Agent gives such notice of objection, Crompton, the BCCM Agent, the Management Members’ Agent and Purchaser shall attempt a good faith resolution of the dispute.  If no such resolution is reached within a period of twenty (20) days from such objection, then the issues in dispute will be submitted to the Accountants for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants as soon as practicable following submission of such dispute to the Accountants, will be binding and conclusive on the parties; and (iii) Sellers on the one hand and Purchaser on the other hand will each bear fifty percent (50%) of the fees of the Accountants for such determination.

(c)   Payment of any Adjustment Amount that is owed by Purchaser to Sellers pursuant to this Section 3.6 shall be made by Purchaser to Sellers, pro rata based on their Adjustment Percentage as follows: (i) 50% of the Adjustment Amount shall be paid to the Sellers on the twelve (12) month anniversary of the Closing Date, and (ii) 50% of the Adjustment Amount shall be paid to the Sellers on the eighteen (18) month anniversary of the Closing Date; provided that if a Holdback Acceleration Event occurs, the full amount of the Adjustment Amount shall be paid to the Sellers on the twelve (12) month anniversary of the Closing Date (or at the completion of any calendar month thereafter during which the Holdback Acceleration Event occurs as set forth in Section 12.5(b) below).  The Adjustment Amount will accrue interest at the rate of ten percent (10%) per annum from the Closing Date.  The Adjustment Amount, including any accrued interest, will not be made part of the Holdback Amount, nor will it be subject to any indemnification or other claims by Purchaser or any Purchaser Indemnitees, except as provided in Section 3.8(b).

Section 3.7     Free Cash Flow Payment.  As of the Closing Date, the Company shall have distributed to its members on a pro rata basis as set forth on Schedule 3.7, the aggregate Free Cash Flow (as such term is defined in the DS Operating Agreement, which amount reflects all prior distributions of Free Cash Flow, including but not limited to the BCCM Special Distribution Amount (as defined in the DS Operating Agreement)), since April 29, 2005, through and including the Balance Sheet Date (the “Closing Free Cash Flow Payment”).

Section 3.8     Post-Closing Free Cash Flow Payment.

(a)   As promptly as practicable, but in any event within sixty (60) calendar days following the Closing Date, Purchaser shall deliver to Sellers the Closing Balance Sheet.  If within thirty (30) days following delivery of the Closing Balance Sheet, none of Crompton, the BCCM Agent or the Management Members’ Agent have given Purchaser notice of an objection to the Closing Balance Sheet (including a statement of the basis of such objection), then the Closing Balance Sheet will be determinative in computing the Free Cash Flow Adjustment Amount, based on the formula set forth in Section 3.8(b) hereof. If any of Crompton, the BCCM

Agent or the Management Members’ Agent gives such notice of objection, Crompton, the BCCM Agent, the Management Members’ Agent and Purchaser shall attempt a good faith resolution of the dispute.  If no such resolution is reached within a period of twenty (20) days from such objection, then the issues in dispute will be submitted to the Accountants for resolution. If issues in dispute are submitted to the Accountants for resolution, (i) each party will furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party or its subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants, as set forth in a notice delivered to both parties by the Accountants as soon as practicable following submission of such dispute to the Accountants, will be binding and conclusive on the parties; and (iii) Sellers on the one hand and Purchaser on the other hand will each bear fifty percent (50%) of the fees of the Accountants for such determination.

(b)   As soon as practicable following the date on which the Closing Balance Sheet is finally accepted pursuant to the terms of Section 3.8(a), but in no event more than ten (10) days following such date, the Purchaser shall cause the Company to pay to the Sellers pro rata based on Schedule 3.7, an amount, if a positive number, equal to (i) the amount of Free Cash Flow (as such term is defined in the DS Operating Agreement, which amount reflects all prior distributions of Free Cash Flow, including but not limited to the BCCM Special Distribution Amount (as defined in the DS Operating Agreement)) since April 29, 2005, through and including the date of the Closing, less (ii) the Closing Free Cash Flow Payment (the “Free Cash Flow Adjustment Amount”).  In the event that the Free Cash Flow Adjustment Amount is a negative number, the Adjustment Amount shall be reduced pro rata by the amount of such Free Cash Flow Adjustment Amount; provided that the Adjustment Amount may not be reduced below zero.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as follows:

Section 4.1     Existence and Power.  DS LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  A copy of the certificate of formation and the DS Operating Agreement have been delivered to Purchaser and, as of the Closing Date, are complete, correct and are in full force and effect, and there have been no amendments or modifications thereto either made and/or approved.

Section 4.2     Authorization; Enforceability.  The execution, delivery and performance by DS LLC of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, duly authorized by all necessary actions, and no other action on the part of DS LLC is necessary to authorize this Agreement or any of the Ancillary Agreements to which DS LLC will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which DS LLC will be a party at the Closing will have been, duly executed and delivered by DS LLC.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which DS LLC will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which DS LLC will be a party at the Closing will constitute at the Closing, the valid and binding agreements of DS LLC, enforceable against DS LLC in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3     Governmental Authorization.  Except as disclosed in Schedule 4.3, the execution, delivery and performance by DS LLC of this Agreement and each Ancillary Agreement to which DS LLC will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority, except that the Company makes no representation or warranties regarding the HSR Act.

Section 4.4     Non-Contravention; Consents.  Except as disclosed in Schedule 4.4, the execution, delivery and performance by DS LLC of this Agreement and each Ancillary Agreement to which DS LLC will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (i) violate the certificate of formation of DS LLC or the DS Operating Agreement, (ii) violate any Law or Order, (iii) require any filing with or the issuance of any Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of DS LLC or any licenses to which DS LLC is a party) except that the Company makes no representation or warranties regarding the HSR Act, (iv) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under, any Contract, agreement or other instrument binding upon the Company or any license, franchise, Permit or other similar authorization held by the Company, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any ownership or leasehold interest in any asset of the Company, except to the extent that any of the foregoing would not have a Material Adverse Effect.

Section 4.5     Capitalization.  The authorized capital stock of DS LLC consists of 100 Common Units, all of which are issued and outstanding and owned of record as set forth on Schedule 4.5.  All of the Capital Stock of DS LLC (the “DS Units”) are duly authorized, validly issued and outstanding, fully paid and nonassessable, and were issued, except as set forth in the DS Operating Agreement, free of preemptive rights.  Except as set forth in the DS Operating Agreement, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreement, arrangements or commitments of any character relating to the DS Units or obligating DS LLC to issue, sell or otherwise cause to become outstanding any shares of capital stock.  There are no outstanding contractual obligations of DS LLC to repurchase, redeem or otherwise acquire any shares of, or interests in, DS LLC or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Except as may be set forth in the DS Operating Agreement, there are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to DS LLC.

Section 4.6     Subsidiaries.  Except as disclosed in Schedule 4.6, DS LLC does not own any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

Section 4.7     Financial Statements.  (a)  DS LLC has heretofore furnished Purchaser with a true and complete copy of the Financial Statements which are attached hereto as Schedule 4.7.  The Financial Statements have been derived from the books and records of the Company, have been prepared in accordance with GAAP (except for, with respect to the Reference Balance Sheet and the related statement of income and cash flow, the absence of footnote disclosure and usual and customary year-end audit adjustments) and fairly present in all material respects the financial position of the Company at the respective dates thereof and the results of the operations of the Company for the periods indicated.

(b)   The books of account of the Company, all of which have been made available to Purchaser, reflect the operations of the Company in all material respects.

Section 4.8     No Undisclosed Liabilities.  To the Company’s Knowledge, the Company has no liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities provided for in the Financial Statements, (ii) liabilities disclosed in Schedule 4.8, (iii) other undisclosed liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, and (iv) liabilities arising out of the terms and conditions of the Company’s contracts, including the Contracts and, in each case (i) – (iv), which would not have a Material Adverse Effect.  Except as disclosed in the Schedules to this Agreement, including, Schedule 4.8 and Schedule 4.11(a), or provided for in the Financial Statements of the Company, the Company has no material Indebtedness.

Section 4.9     Tax Matters.

(a)   DS LLC is a “partnership” for purposes of Code §7701 and the associated Treasury Regulations.  Each of DS LLC’s Subsidiaries is a “corporation” for purposes of Code §7701 and the associated Treasury Regulations.

(b)   Except as set forth on Schedule 4.9, the Company has filed all Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.  Except as set forth on Schedule 4.9, the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  To the Company’s Knowledge, no claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No Tax authority has formally or, to the Company’s Knowledge, informally proposed any adjustment relating to such Tax Returns.  Except as set forth on Schedule 4.9, there are no pending or, to Company’s Knowledge, threatened actions or proceedings for the assessment or collection of Taxes against the Company.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c)   Except as set forth on Schedule 4.9, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder or, to the Company’s Knowledge, any creditor or other third party.

(d)   Schedule 4.9 lists all federal, state, local, and foreign Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered, or made available, to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2001.

(e)   The Company has not waived any statute of limitations in respect of Taxes since April 28, 2005, and has no current agreement in effect that grants an extension of time with respect to a Tax assessment or deficiency.

(f)    The DS Units are not and have not been “United States real property interests” within the meaning of Code §897 at any time.  The Company is not a party to or bound by any Tax allocation or sharing agreement.  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return, and the Company does not have any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)   The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h)   The Company has not participated in any transaction required to be disclosed under Treasury Regulation §301.6011-4.

Section 4.10   Absence of Certain Changes.  Except as disclosed in Schedule 4.10, since the Balance Sheet Date, the Company has conducted the Business in the Ordinary Course of Business and to the Company’s Knowledge there has not been any event, occurrence, development or circumstances that has had or which could reasonably be expected to have a Material Adverse Effect.  Since the Balance Sheet Date, there has not occurred any material damage, destruction or casualty loss (whether or not covered by insurance) with respect to any material asset owned or operated by the Company.

Section 4.11   Contracts.  (a)  Except as disclosed in Schedule 4.11(a), the Company is not a party to or bound by any lease, agreement, contract, commitment or other legally binding contractual right or obligation (whether written or oral) (collectively, “Contracts”) that is of a type described below:

(i)            any lease (whether of real or personal property) under which the aggregate payments would be $300,00 or more annually, including the leases disclosed or required to be disclosed on Schedule 4.15(b);

(ii)           except pursuant to purchase orders issued in the Ordinary Course of Business, any agreement for the purchase of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments by the Company of $300,000 or more annually;

(iii)          any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for aggregate payments to the Company of $500,000 or more annually;

(iv)          any partnership or joint venture agreement that involves the sharing of profits, losses, costs or liabilities with any other Person;

(v)           except pursuant to any contract or commitment made in the Ordinary Course of Business in connection with the sale of products or services to the Company’s customers, any Contract pursuant to which any third party has rights to acquire or use any material asset owned by the Company, including any Intellectual Property Right of the Company;

(vi)          any agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or, except pursuant to any contract or commitment made in the Ordinary Course of Business, granting to any Person a right of first refusal, first offer or other right to purchase any of the assets owned by the Company;

(vii)         any agreement pursuant to which the Company incurs material Indebtedness, other than accruals recorded in the Ordinary Course of Business;

(viii)        except pursuant to any Contract made in the Ordinary Course of Business in connection with the sale of products or services to the Company’s customers, any license, franchise or similar agreement;

(ix)           any material agency, dealer, sales representative, marketing or other similar agreement;

(x)            except pursuant to any Contract made in the Ordinary Course of Business in connection with the sale of products or services to the Company’s customers, any Contract (other than leases and subleases, but including shared services and occupancy agreements) that provide for payment by or to the Company of $300,000 or more annually and may not be terminated by the Company without payment of penalty on less than 90 days’ prior notice;

(xi)           except pursuant to any Contract made in the Ordinary Course of Business, any management service or consulting agreement providing for payment by the Company of $300,000 or more annually or made with an Affiliate of the Company;

(xii)          except pursuant to any sale of products or services in the Ordinary Course of Business, any warranty, guaranty or other similar undertaking with respect to any contractual performance (including any liquidated damage or performance penalty provisions) or agreement to indemnify any Person (other than in connection with any leases and subleases) for which the Company has liability or potential liability of $500,000 or more;

(xiii)         any management employment agreement or deferred compensation, severance, bonus or retirement agreement or plan in effect as of the date hereof (including in respect of any advances or loans to any employees) and entered into or adopted by the Company;

(xiv)        any Contract involving foreign currency transactions entered into for the purpose of hedging any currency or pricing risk; or

(xv)         any other agreement, commitment, arrangement or plan not made in the Ordinary Course of Business of the Company that provides for the payment by or to the Company of $300,000 or more annually that may not be terminated by the Company without penalty on less than 90 days’ prior notice.

(b)   Except as set forth in Schedule 4.11(b), each Contract disclosed in Schedule 4.11(a) is a valid and binding agreement of the Company and, to the Company’s Knowledge, each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).  Except as set forth in Schedule 4.11(b), neither the Company nor, to the Company’s Knowledge, any other party to any such Contract is in default or breach (with or without due notice or lapse of time or both) in any material respect under the terms of any such Contract.  The Company has delivered or made available to Purchaser true and complete originals or copies of all Contracts disclosed in Schedule 4.11(a).

Section 4.12   Insurance Coverage.  Schedule 4.12 contains a list of all of the insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers and directors of the Company.  There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and the Company has complied with the terms and conditions of all such policies and bonds in all material respects.  To the Company’s Knowledge, such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) are in full force and effect.  To the Company’s Knowledge, since the last renewal date of any insurance policy, there has been no written notice of any material adverse change in the relationship of the Company with its respective insurers or the premiums payable pursuant to such policies.

Section 4.13   Litigation.  (a)  Except as disclosed in Schedule 4.13(a), there is no action, suit, investigation, arbitration or administrative or other proceeding pending or, to the Company’s Knowledge, threatened, against the Company before any court or arbitrator or any Governmental Authority which would have or could reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and any Ancillary Agreements to which Seller will be a party at Closing.  Except as disclosed in Schedule 4.13(a), there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against the Company.

(b)   All material written claims, whether in contract or tort, for defective or allegedly defective products or workmanship pending against the Company are listed or described on Schedule 4.13(b).

Section 4.14   Compliance with Laws; Permits.  (a)  Except as described in Schedule 4.14(a), the Company has complied with all Laws applicable to its business in all material respects, except where failure to so comply would not have a Material Adverse Effect.  The Company has not received written notice that the use or condition of any of the leased Real Property or any other asset owned or leased by the Company is in violation of any Law.  Except as set forth in Schedule 4.14(a), the Company has not received written notice of any violation of any Law relating to the operation of the Business or to any of its assets, operations, processes, results or products.

(b)   Schedule 4.14(b) sets forth a list of each government or regulatory license, authorization, permit, franchise, consent and approval (the “Permits”) issued to and held by the Company as same are required to be so issued and held to carry on the Business as currently conducted except where failure to have any such Permit would not have a Material Adverse Effect.  The Company is the authorized legal holder of the Permits, and, to the Company’s Knowledge, each Permit is valid and in full force and effect.  The Company is not in default under, and, to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a material default or would give rise to a right of termination, cancellation or acceleration under, any Permit held by the Company except where such default would not have a Material Adverse Effect.

Section 4.15   Assets; Properties; Sufficiency of Assets.  (a)  Except for Inventory disposed of in the Ordinary Course of Business of the Company, the Company has good title to, or in the case of leased Property has valid leasehold interests in (except as set forth in Schedule 4.11(b)) the property and assets (whether real or personal, tangible or intangible) reflected in the Reference Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for Permitted Liens and Liens disclosed in Schedule 4.15(a).

(b)   Schedule 4.15(b) sets forth a list of all real property assets owned, leased or used and occupied by the Company (the “Real Property”).  With respect to leased Real Property, Schedule 4.15(b) sets forth, with respect to each such lease, the remaining term of each lease and identifies each lease containing rent escalation provisions.  The Company has good, valid and indefeasible fee simple title to all owned Real Property indicated on Schedule 4.15(b), free and clear of all Liens, other than Permitted Liens or as set forth in the title policies issued to the Company.  There are no outstanding options or rights of first refusal to purchase any owned Real Property, or any portion thereof or any interest therein.  With respect to leased Real Property, except as set forth in Schedule 4.15(b), the Company is a tenant or possessor in good standing in accordance with the terms of its lease, sublease or sub-sublease and all rents due and owing as of the date hereof and all demands for payment of additional rent, to the extent such demands have been received as of the date hereof, under such leases have been paid.  Except as set forth on Schedule 4.15(b), neither the Company nor, to the Company’s Knowledge, any other party to any such lease is in default or breach in any material respect under the terms of any such lease.  The Company is in peaceful and undisturbed possession of the space and/or estate under each lease to which it is a tenant.  Except as set forth on Schedule 4.15(b), the Company has not received any written notice of any appropriation, condemnation or like proceeding, or of any violation of any applicable zoning Law or Order relating to or affecting the Real Property.  To Company’s Knowledge, the Real Property has adequate Utilities (as hereinafter defined) to serve such Real Property for the use to which such Real Property is presently being put, subject to the terms and provisions of the leases and subleases and the rights and interests of the landlords and owners of such properties.  For purposes of this Agreement, the term “Utilities” means all or some of the following (to the extent presently applicable): water distribution and service facilities; electrical distribution and service facilities; and natural gas distribution and service facilities.

(c)   Except as set forth on Schedule 4.15(c), the tangible personal property of the Company when taken as a whole, and all improvements located on Real Property owned or leased by the Company, are, in all material respects, in operating condition (subject to normal maintenance requirements and normal wear and tear excepted).

Section 4.16   Intellectual Property.  (a)  Schedule 4.16(a)(1) sets forth a list of all material Intellectual Property Rights which are owned by the Company.  Schedule 4.16(a)(2) sets forth a list of all Intellectual Property Rights to which the Company is a licensee (except for commercially available third party software to which the Company has a valid right to use in connection with the Business), and all material licenses, sublicenses and other written agreements as to which the Company is a party and pursuant to which any Person is authorized to use such Intellectual Property Right, including the identity of all parties thereto except such agreements made in the Ordinary Course of Business.

(b)   Except as disclosed in Schedule 4.16(b):

(i)            All of the Intellectual Property Rights necessary for or used in the conduct of the Business as currently conducted are set forth in Schedule 4.16(a)(1) and Schedule 4.16(a)(2);

(ii)           To the Company’s Knowledge, the conduct of the Business by the Company as currently conducted does not infringe upon any Intellectual Property of any third party.  There is no claim, suit, action or proceeding that is either pending or, to the Company’s Knowledge, threatened, that, in either case, involves a claim of infringement by the Company of any Intellectual Property of any third party, or challenging the Company’s ownership, right to use, or the validity of any Intellectual Property Right listed in Schedule 4.16(a)(1) that would or could reasonably be expected to have a Material Adverse Effect;

(iii)          No Intellectual Property Right listed in Schedule 4.16(a)(1) is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or restricting the licensing thereof by the Company to any Person;

(iv)          The Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property Right, except such agreements made in the Ordinary Course of Business in connection with the sale of products or services to the Company’s customers; and

(v)           The Company has duly maintained all registrations for any Intellectual Property Rights listed or required to be listed in Schedule 4.16(a) except where failure to so maintain would not have a Material Adverse Effect.

Section 4.17   Environmental Matters.  (a)  Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 4.17 and Section 5.8 (only to the extent related to this Section 4.17) shall be the exclusive representations and warranty provisions governing Environmental Matters.  Except as disclosed in Schedule 4.17(a):

(i)            To Company’s Knowledge the Company has not and no other party has, generated, recycled, used, treated or stored on, transported to or from, or Released or disposed on, the Property any material Constituents of Concern except in material compliance with applicable Environmental Law;

(ii)           To the Company’s Knowledge, the Company has not disposed of any material Constituents of Concern from the Property at any off-site facility except in material compliance with applicable Environmental Laws;

(iii)          To the Company’s Knowledge, the Company has been and is in material compliance in all material respects with (a) Environmental Laws and (b) the requirements of Permits issued under such Environmental Laws with respect to the Property;

(iv)          To the Company’s Knowledge there are no pending or threatened material Environmental Claims against the Company or any Property;

(v)           To the Company’s Knowledge, no underground storage tanks are located on any Property;

(vi)          To the Company’s Knowledge neither the Company nor any Property is listed nor, has the Company received written notice that any Property is proposed for listing on the National Priorities List under CERCLA or on any similar federal, state list of sites requiring investigation or clean-up, and the Company has not received any written requests for information pursuant to 104(e) of CERCLA or any state counterpart or equivalent which, are to the Company’s knowledge, still unresolved;

(vii)         To the Company’s Knowledge, the Company has obtained all required Environmental Permits, except where failure to so obtain would not have a Material Adverse Effect, and is in compliance in all material respects with the terms of each Environmental Permit; and

(viii)        To the Company’s Knowledge, the Company has received no notice of liability pursuant to any judgment, order, injunction, decree or stipulation rendered by a court, administrative agency, arbitral body or Governmental Authority under any Environmental Law (including an obligation to of the Company to remediate any Environmental Condition whether caused by the Company or any other Person).

(b)   The Company has delivered or made available to Purchaser true and complete copies of Phase I and Phase II, if any, environmental reports commenced or conducted by or on behalf of the Company within the preceding three (3) years or which are in the Company’s possession.

Section 4.18   Plans and Material Documents.  (a)  Schedule 4.18(a) sets forth a list of all Benefit Plans with respect to which the Company or any ERISA Affiliate has or has had prior to the date hereof any obligation or liability or which are or were prior to the date hereof maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate.  With respect to each Benefit Plan subject to ERISA, the Company has delivered or made available to Purchaser a true and complete copy of each such Benefit Plan (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Benefit Plan including (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed IRS Form 5500 for each such Benefit Plan, if any, and (iv) the most recent determination letter referred to in Section 4.18(d).

(b)   Except as disclosed in Schedule 4.18(b), none of the Benefit Plans is a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.  None of the Benefit Plans is a “multiemployer plan” as defined in Section 3(37) of ERISA.  Except as disclosed in Schedule 4.18(b), none of the Benefit Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or provides for or, except to the extent required by Law, promises retiree medical or life insurance benefits to any current or former employee, officer or director of the Company or any ERISA Affiliate.

(c)   Except as disclosed in Schedule 4.18(c), each Benefit Plan is in compliance with, and has been operated in accordance with, its terms and the ERISA Affiliates have satisfied all of their statutory, regulatory and contractual obligations with respect to each such Benefit Plan.  No legal action, suit or claim is pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could, individually or in the aggregate, reasonably be expected to give rise to any such action, suit or claim.

(d)   Except as disclosed in Schedule 4.18(d), each Benefit Plan or trust which is intended to be qualified or exempt from taxation under Section 401(a), 401(k) or 501(a) of the Code has received a favorable determination letter from the IRS that it is so qualified or exempt, and, to the Company’s Knowledge, nothing has occurred since the date of such determination letter that would adversely affect the qualified or exempt status of any Benefit Plan or related trust.

(e)   There has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan.  Neither the Company nor any ERISA Affiliate has incurred any liability for any excise tax arising under the Code with respect to a Benefit Plan and, to the Company’s Knowledge, no fact or event exists which could, individually or in the aggregate, reasonably be expected to give rise to such liability.

(f)    All contributions, premiums or payments required to be made with respect to any Benefit Plan have been made on or before their due dates.  For completed plan years of such Benefit Plans, all such contributions have been fully deducted for income tax purposes and, to the Company’s Knowledge, no such deduction has been challenged or disallowed by any Governmental Authority, and, to the Company’s Knowledge, no fact or event exists which could give rise to any such challenge or disallowance.

(g)   There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, other than as required by applicable law, relating to, or change in employee participation or coverage under, any Benefit Plan that would increase materially the expense of maintaining such Benefit Plan above the level of the expense incurred in respect thereto for the most recent fiscal year ended prior to the date hereof.

(h)   Except as disclosed in Schedule 4.18(h), no employee or former employee of the Company will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement.

(i)    All reports and disclosures relating to the Benefit Plans required to be filed with or furnished to Governmental Authorities, participants or beneficiaries have been filed or furnished in accordance with applicable law in a timely manner.

(j)    The Company does not now, nor has it ever, maintained or contributed to or been a party to any Benefit Plan subject to Title IV of ERISA.

(k)   As to any Benefit Plan intended to be qualified under Section 401 of the Code, there has been no termination or partial termination of the Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(l)    No act, omission or transaction has occurred which would result in imposition on the Company of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(m)  To the Company’s Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before the Internal Revenue Service, the Department of Labor, the PBGC, or any other Governmental Authority.

(n)   Each Benefit Plan which is an “employee welfare benefit plan,” as such term is defined in Section 3(1) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

Section 4.19   Affiliate Transactions.  (a)  Except as disclosed in Schedule 4.19(a), there are no outstanding payables, receivables, loans, advances and other similar accounts between the Company, on the one hand, and any of its Affiliates, on the other hand, relating to the Business.

(b)   Except as disclosed in Schedule 4.19(b), to the Company’s Knowledge, no director, officer or employee of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, or competitor of the Company.  Ownership of 1% or less of any class of securities of a Person whose securities are registered under the Exchange Act will not be deemed to be an ownership interest for purposes of this Section 4.19(b).

Section 4.20   Customer and Supplier Relations.  Schedule 4.20 includes a complete and correct list of (a) all customers of the Business who have made aggregate purchases in excess of 5% of the total revenues of the Company to date in fiscal year 2006 and (b) all suppliers from whom the Company has purchased in excess of $500,000 in equipment or supplies to date in fiscal year 2006.  Except as disclosed in Schedule 4.20, to the Company’s Knowledge, none of such customers or suppliers has canceled, terminated or otherwise materially altered or notified the Company in writing of any intention to cancel, terminate or materially alter its relationship with the Company since the Balance Sheet Date.

Section 4.21   Other Employment Matters.  (a)  Except as disclosed in Schedule 4.21, the Company is not a party to any labor or collective bargaining agreement.

(b)   Except as disclosed in Schedule 4.21, or which would not, or could not reasonably be expected to have, a Material Adverse Effect, no labor organization or group of Company employees has made a pending demand for recognition, there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with the National Labor Relations Board or other labor relations tribunal, and there is no organizing activity involving the Company pending or, to the Company’s Knowledge, threatened by any labor organization or group of employees.

(c)   There are no (i) strikes, work stoppages, slow-downs, lockouts or arbitrations or (ii) grievances or other labor disputes pending or, to the Company’s Knowledge, threatened against or involving the Company.

(d)   The Company is in material compliance with all Laws and Orders in respect of employment and employment practices and the terms and conditions of employment and wages and hours, and to Company’s Knowledge has not, and is not, engaged in any unfair labor practice.

(e)   Schedule 4.21(e) contains a complete and accurate list of the following information for each employee, officer or director of the Company, including each employee on leave of absence, long term disability, short term disability or layoff status: employer; name; job title; any change in compensation since the Balance Sheet Date; and all bonuses and any other amounts to be paid by the Company at or in connection with the Closing other than the Carried Interest.

(f)    Except as set forth in Schedule 4.21(f), to the Company’s Knowledge, no employee, officer or director of the Company is a party to, or is otherwise bound by, any confidentiality, non-competition, proprietary rights agreement or similar agreement that would affect (i) the performance of his or her duties as an employee, officer or director or (ii) the ability of Purchaser to conduct the Business after the Closing Date.

Section 4.22   Accounts Receivable.  Except as set forth in Schedule 4.22, all of the Accounts Receivable reflected on the Reference Balance Sheet (net of any Applicable Reserves set forth on the Reference Balance Sheet) and all Accounts Receivable which have arisen since the Balance Sheet Date (net of any additional Applicable Reserves established since such date in the Ordinary Course of Business of the Company) are valid claims, and the goods and services sold and delivered which gave rise to such Accounts Receivable were sold and delivered in the Ordinary Course of Business.

Section 4.23   Inventory.  Except as set forth in Schedule 4.23, all Inventories reflected on the Reference Balance Sheet (net of any applicable reserves set forth on the Reference Balance Sheet) and all Inventories which have been acquired or produced since the Balance Sheet Date (net of any additional applicable reserves established since such date in the Ordinary Course of Business of the Company) are in good condition, conform in all material respects with the applicable specifications and warranties of the Company, are not obsolete or excessive in amount, and are usable and salable in the Ordinary Course of Business.

Section 4.24   Product and Service Warranties; Liability.  Except as disclosed in Schedule 4.24, the Applicable Reserves set forth on the Reference Balance Sheet are sufficient to cover the liability of the Company related to or arising from each product manufactured, sold, leased, delivered or installed or services performed by the Company prior to the Closing.

Section 4.25   Finders’ Fees.  Except as set forth on Schedule 4.25, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 4.26   Disclaimer of Other Representations and Warranties.  Except as provided in this Agreement, in the Ancillary Agreements, or in any exhibit hereto or thereto or other agreement or document delivered by the Company in connection with the transactions contemplated hereby, the Company makes no representations or warranties of any kind, and the

Company disclaims all other representations and warranties to the fullest extent permitted by applicable law, including warranties of merchantability and fitness for a particular purpose.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF CROMPTON

Crompton represents and warrants to the Purchaser as follows:

Section 5.1     Existence and Power.  Crompton is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Crompton has all corporate power required to carry on its business as now conducted.

Section 5.2     Authorization; Enforceability.  The execution, delivery and performance by Crompton of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are duly authorized by all necessary actions, and no other action on the part of Crompton is necessary to authorize this Agreement or any of the Ancillary Agreements to which Crompton will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which Crompton will be a party at the Closing will have been duly executed and delivered by Crompton.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which Crompton will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Crompton will be a party at the Closing will constitute at the Closing, the valid and binding agreement of Crompton, enforceable against it in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 5.3     Governmental Authorization.  Except as disclosed in Schedule 5.3, the execution, delivery and performance by Crompton of this Agreement and each Ancillary Agreement to which Crompton will be a party at the Closing requires no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority and except that Crompton makes no representation or warranties regarding the HSR Act.

Section 5.4     Non-Contravention; Consents.  Except as disclosed in Schedule 5.4, the execution, delivery and performance by Crompton of this Agreement and each Ancillary Agreement to which Crompton will be a party at the Closing and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (i) violate the charter documents or bylaws of Crompton, (ii) violate any Law or Order, or (iii) require any filing with or the issuance of any permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any permits of Crompton or any licenses to which Crompton is a party), except to the extent that any of the foregoing would not have a Material Adverse Effect and except that Crompton makes no representation or warranties regarding the HSR Act.

Section 5.5     Capitalization.  (a) Crompton is and will be at Closing the sole and exclusive legal and beneficial owner of that number of DS Units set forth opposite Crompton’s name on Schedule 5.5 hereof, free and clear of all Liens and, upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good, valid and indefeasible title to Crompton’s Interest.

(b)           Except as set forth in the DS Operating Agreement, there are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of the Crompton Interest.  Except as may be set forth in the DS Operating Agreement, there are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to the Crompton Interest.

Section 5.6     Litigation.  Except as disclosed in Schedule 5.6, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against Crompton with respect to the Crompton Interest.

Section 5.7     Finders’ Fees.  Except as set forth on Schedule 5.7, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Crompton who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 5.8     Crompton’s Knowledge.  To Crompton’s Knowledge, no representation or warranty made by the Company in this Agreement (including any Schedule hereto), without giving effect to any Company Knowledge qualification modifying any such representation or warranty, contains any untrue statement or omits information necessary in order to make the statements herein not misleading.

Section 5.9     Disclaimer of Other Representations and Warranties.  Except as provided in this Agreement, in the Ancillary Agreements, or in any exhibit hereto or thereto or other agreement or document delivered by Crompton in connection with the transactions contemplated hereby, Crompton does not make any representations or warranties of any kind, and Crompton disclaims all other representations and warranties to the fullest extent permitted by applicable law, including warranties of merchantability and fitness for a particular purpose.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE BCCM SHAREHOLDERS

The BCCM Shareholders, jointly and severally with respect to the BCCM Representations and Warranties and individually and not jointly with respect to the BCCM Selected Representations and Warranties, represent and warrant to the Purchaser as follows:

Section 6.1     Existence and Power.

(a)   BCCM is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  The copy of the Certificate of Incorporation of the company that has been delivered to Purchaser is complete and correct and such Certificate of Incorporation is in full force and effect and there have been no amendments or modifications thereto either made and/or approved. BCCM has all corporate power required to carry on its business as now conducted.

(b)   Excluding those BCCM Shareholders who are individuals and with regard only to each BCCM Shareholder that is an entity, and with respect to that BCCM Shareholder only, such BCCM Shareholder is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization.  Each such BCCM Shareholder has all corporate or equivalent power required to carry on its business as now conducted.

Section 6.2     Authorization; Enforceability.  (a)  The execution, delivery and performance by BCCM of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are duly authorized by all necessary actions, and no other action on the part of BCCM is necessary to authorize this Agreement or any of the Ancillary Agreements to which BCCM will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which BCCM will be a party at the Closing will have been, duly executed and delivered by BCCM.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which BCCM will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which BCCM will be a party at the Closing will constitute at the Closing, the valid and binding agreements of BCCM, enforceable against BCCM in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(b)   The execution, delivery and performance by each BCCM Shareholder of this Agreement and each of the Ancillary Agreements to which such BCCM Shareholder will be a party at the Closing, with respect to that BCCM Shareholder only, are duly authorized by all necessary actions, and no other action on the part of any such BCCM Shareholder is necessary to authorize this Agreement or any of the Ancillary Agreements to which any such BCCM Shareholder will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which such BCCM Shareholder will be a party at the Closing will have been, with respect to that Seller only, duly executed and delivered by such Seller.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which such BCCM Shareholders will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which such BCCM Shareholder will be a party at the Closing will constitute at the Closing, valid and binding agreements of each such BCCM Shareholder, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 6.3     Governmental Authorization.  (a)  Except as disclosed in Schedule 6.3(a), the execution, delivery and performance by BCCM of this Agreement and each Ancillary Agreement to which BCCM will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

(b)   Except as disclosed in Schedule 6.3(b), the execution, delivery and performance by each BCCM Shareholder of this Agreement and each Ancillary Agreement to which such BCCM Shareholder will be a party at the Closing, with respect to that BCCM

Shareholder only, requires no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority.

Section 6.4     Non-Contravention; Consents.  (a)  Except as disclosed in Schedule 6.4(a), the execution, delivery and performance by BCCM of this Agreement and each Ancillary Agreement to which BCCM will be a party at the Closing, and the consummation of the transactions contemplated hereby and thereby do not and will not at the Closing (i) violate the certificate of incorporation or bylaws of BCCM, (ii) violate any Law or Order, (iii) require any filing with or the issuance of any Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of BCCM or any licenses to which BCCM is a party), (iv) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the BCCM or to a loss of any benefit to which the BCCM is entitled under, any Contract, agreement or other instrument binding upon BCCM or any license, franchise, Permit or other similar authorization held by BCCM, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any ownership or leasehold interest in any asset of BCCM, except to the extent that any of the foregoing would not have a Material Adverse Effect.

(b)   Except as disclosed in Schedule 6.4(b), the execution, delivery and performance by each BCCM Shareholder of this Agreement and each Ancillary Agreement to which such BCCM Shareholder will be a party at the Closing and the consummation of the transactions contemplated hereby and thereby, with respect to that BCCM Shareholder only, do not and will not at the Closing (i) if such BCCM Shareholder is an entity, violate the charter documents or bylaws of such BCCM Shareholder, (ii) violate any Law or Order, (iii) require any filing with or the issuance of any permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any permits of such BCCM Shareholder or any licenses to which such BCCM Shareholder is a party), (iv) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the BCCM Shareholder or to a loss of any benefit to which such BCCM Shareholder is entitled under, any Contract, agreement or other instrument binding upon that BCCM Shareholder or any license, franchise, permit or other similar authorization held by such BCCM Shareholder, or (v) result in the creation or imposition of any Lien (other than Permitted Liens) on any ownership or leasehold interest in any asset of such BCCM Shareholder, except to the extent that any of the foregoing would not have a Material Adverse Effect.

Section 6.5     Capitalization.  (a)  The authorized capital stock of BCCM consists of 1,851 shares of common stock, no par value per share, of which (A) 1,586 shares are issued and outstanding, fully paid and nonassessable and (B) none are held as treasury shares and (ii) 6,129 shares of preferred stock, all of which are designated as Series A Preferred Stock and all of which are issued and outstanding, fully paid and nonassessable.  The BCCM Shares are owned of record by the BCCM Shareholders in the amounts as set forth on Schedule 6.5(a).  All of the BCCM Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable.  Except as set forth in the BCCM Shareholders’ Agreement, there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, convertible securities or other rights, agreement, arrangements or commitments of any character relating to the BCCM

Shares or obligating BCCM to issue, sell or otherwise cause to become outstanding any shares of capital stock.  There are no outstanding contractual obligations of BCCM to repurchase, redeem or otherwise acquire any shares of, or interests in, BCCM or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.  Except as set forth in the BCCM Shareholders’ Agreement, there are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to BCCM.

(b)   Each BCCM Shareholder, with respect to such BCCM Shareholder only, is and will be at Closing the sole and exclusive legal and beneficial owner of that number of BCCM Shares set forth opposite such BCCM Shareholder’s name on Schedule 6.5 hereof, free and clear of all Liens.

Section 6.6     Subsidiaries.  Except as disclosed in Schedule 6.6, BCCM does not own any Capital Stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

Section 6.7     No Undisclosed Liabilities.  The sole purpose of BCCM is as a holding company for its Interest in DS LLC and a vehicle for issuing management options.  BCCM owns no material assets other than its Interest in DS LLC.  Since the date of the Contribution Agreement, BCCM has not engaged in any business except for the holding of the BCCM Interest, nor since such date has it incurred any liabilities of any nature whatsoever, other than for Taxes, whether contingent or otherwise.

Section 6.8     Tax Matters.

(a)   BCCM is a “corporation” for purposes of Code §7701 and the associated Treasury Regulations.

(b)   BCCM has filed all Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by BCCM (whether or not shown on any Tax Return) have been paid.  Except as set forth on Schedule 6.8(b), BCCM is not currently the beneficiary of any extension of time within which to file any Tax Return.  To the BCCM Shareholders’ knowledge, no claim has ever been made by an authority in a jurisdiction where BCCM does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  No Tax authority has formally or, to the BCCM Shareholders’ knowledge, informally proposed any adjustment relating to such Tax Returns.  There are no pending or, to BCCM Shareholders’ knowledge, threatened actions or proceedings for the assessment or collection of Taxes against BCCM.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of BCCM.

(c)   BCCM has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, or, to the BCCM Shareholders’ knowledge, any creditor or other third party.

(d)   Schedule 6.8(d) lists all federal, state, local, and foreign Tax Returns filed with respect to BCCM for taxable periods ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  BCCM has delivered, or made available, to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by BCCM since December 31, 2001.

(e)   BCCM has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)    BCCM is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law).  BCCM has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  BCCM is not a party to or bound by any Tax allocation or sharing agreement.  BCCM has not been a member of an affiliated group filing a consolidated federal income Tax Return, and BCCM does not have any liability for the Taxes of any Person under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)   BCCM will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h)   BCCM has not participated in any transaction required to be disclosed under Treasury Regulation §301.6011-4.

Section 6.9     Litigation.  Except as disclosed in Schedule 6.9, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any BCCM Shareholder with respect to the BCCM Shares or the Business.

Section 6.10   Finders’ Fees.  Except as set forth on Schedule 6.10, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the BCCM Shareholders who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 6.11   Disclaimer of Other Representations and Warranties.  Except as provided in this Agreement, in the Ancillary Agreements, or in any exhibit hereto or thereto or other agreement or document delivered by the BCCM Shareholders in connection with the transactions contemplated hereby, none of the BCCM Shareholders make any representations or warranties of any kind, and the BCCM Shareholders disclaim all other representations and warranties to the fullest extent permitted by applicable law, including warranties of merchantability and fitness for a particular purpose.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT MEMBERS

Each of the Management Members, individually and not jointly and with respect to such Management Member only, represents and warrants to the Purchaser as follows:

Section 7.1     Authorization; Enforceability.  This Agreement has been, and each of the Ancillary Agreements to which such Management Member will be a party at the Closing will have been, with respect to that Management Member only, duly executed and delivered by such Management Member.  Assuming the due execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which such Management Member will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which such Management Member will be a party at the Closing will constitute at the Closing, valid and binding agreements of each such Management Member, enforceable against each in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 7.2     Governmental Authorization.  Except as disclosed in Schedule 7.2, the execution, delivery and performance by each Management Member of this Agreement and each Ancillary Agreement to which such Management Member will be a party at the Closing, with respect to that Management Member only, requires no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority except that no Management Member makes any representation or warranty regarding the HSR Act.

Section 7.3     Non-Contravention; Consents.  Except as disclosed in Schedule 7.3, the execution, delivery and performance by each Management Member of this Agreement and each Ancillary Agreement to which such Management Member will be a party at the Closing and the consummation of the transactions contemplated hereby and thereby, with respect to that Management Member only, do not and will not at the Closing (i) violate any Law or Order applicable to such Management Member, or (ii) require any filing with or the issuance of any permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any permits of such Management Member or any licenses to which such Management Member is a party) by such Management Member, except to the extent that any of the foregoing would not have a Material Adverse Effect and except that no Management Member makes any representation or warranty regarding the HSR Act.

Section 7.4     Capitalization.  (a)        Each Management Member, with respect to such Management Member only, is and will be at Closing the sole and exclusive legal and beneficial owner of that number of DS Units set forth opposite such Management Member’s name on Schedule 4.5 hereof, free and clear of all Liens and, upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good, valid and indefeasible title to such Management Member’s DS Units.

(b)           There are no voting trusts, agreements, proxies or other understandings in effect with respect to the voting or transfer of such Management Member’s DS Units.  Except as may be set forth in the DS Operating Agreement, there are no outstanding or authorized stock appreciation, phantom stock participation or similar rights with respect to such Management Member’s DS Units.

Section 7.5     Litigation.  Except as disclosed in Schedule 7.5, there are no outstanding judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, arbitral body or Governmental Authority) against any Management Member with respect to the Interests or the Business.

Section 7.6     Finders’ Fees.  Except as set forth on Schedule 7.6, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Management Members who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 7.7     Disclaimer of Other Representations and Warranties.  Except as provided in this Agreement, in the Ancillary Agreements, or in any exhibit hereto or thereto, none of the Management Members make any representations or warranties of any kind, and the Management Members disclaim all other representations and warranties to the fullest extent permitted by applicable law, including warranties of merchantability and fitness for a particular purpose.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Sellers as of the date hereof and the Closing Date as follows:

Section 8.1     Corporate Existence and Power.  Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all corporate power required to carry on its business as now conducted.  Purchaser is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary.

Section 8.2     Corporate Authorization; Enforceability.  The execution, delivery and performance by Purchaser of this Agreement and each of the Ancillary Agreements to which it will be a party at the Closing are, and will be at the Closing, within Purchaser’s corporate power and have been duly authorized by the board of directors of Purchaser and no other corporate action on the part of Purchaser is necessary to authorize this Agreement or any of the Ancillary Agreements to which Purchaser will be a party at the Closing.  This Agreement has been, and each of the Ancillary Agreements to which Purchaser will be a party at the Closing will have been, duly executed and delivered by Purchaser.  Assuming the due execution and delivery by DS LLC, BCCM and Sellers of this Agreement and each of the Ancillary Agreements to which

Purchaser will be a party at the Closing, this Agreement constitutes, and each Ancillary Agreement to which Purchaser will be a party at the Closing will constitute at the Closing, valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 8.3     Non-Contravention.  Except as set forth on Schedule 8.3, the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser will be a party at the Closing do not and will not at the Closing (a) violate the certificate of incorporation or bylaws or other similar constituent documents of Purchaser, (b) violate any Law or Order, or (c) require any filing with or Permit, consent or approval of, or the giving of any notice to, any Person (including filings, consents or approvals required under any Permits of Purchaser or any licenses to which Purchaser is a party), except to the extent that any of the foregoing would not have a Material Adverse Effect and except that, other than pursuant to Section 8.8, Purchaser makes no representation or warranties regarding the HSR Act.

Section 8.4     Governmental Authorization.  Except as disclosed in Schedule 8.4, the execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser will be a party at the Closing require no consent, approval, order, authorization or action by or in respect of, or filing with, any Governmental Authority, except that, other than pursuant to Section 8.8, Purchaser makes no representation or warranties regarding the HSR Act.

Section 8.5     Finders’ Fees.  Except as set forth in Schedule 8.5, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or other commission in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

Section 8.6     Litigation.  There is no claim, action, suit, proceeding, dispute or governmental investigation pending or, to the Purchaser’s Knowledge, threatened against or involving Purchaser by or before any Governmental Authority that, individually or in the aggregate, would adversely affect the ability of Purchaser to effect the transactions contemplated hereby.

Section 8.7     Investigation by Purchaser; Exclusivity of Representations.  In connection with Purchaser’s investigation of the Business, Purchaser has received certain projections, forecasts, plans and other forward-looking information with respect to the Business and acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans, that Purchaser is familiar with such uncertainties, as well as assumptions underlying such projections, forecasts, plans and other forward-looking information and there can be no assurance that such projections, forecasts and plans will be attained.  The Purchaser acknowledges that it:  (i) has made an investigation of the pertinent facts relating to the business, financial condition and operations of the Company, (ii) has had a reasonable opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company concerning the business, financial condition and operations of the Company and other related matters and all such questions have been answered to the full satisfaction of the Purchaser and (iii) the representations and warranties made by the Sellers in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any implied warranties.

Section 8.8     Hart-Scott-Rodino.  On October 12, 2006, Purchaser’s counsel delivered the letter attached hereto as Schedule 8.8 (the “HSR Letter”) to the Premerger Notification Office, Bureau of Competition, Federal Trade Commission (the “FTC”), in order to confirm that the transaction contemplated herein need not be reported under the HSR Act.  Neither Purchaser nor counsel to Purchaser has received any written or oral communication from the FTC contradicting the statements contained in the HSR Letter.

Section 8.9     Purchaser’s Knowledge.  To the Purchaser’s Knowledge, no representation or warranty made by the Company in this Agreement (including any Schedule hereto), without giving effect to any Company Knowledge qualification modifying any such representation or warranty, contains any untrue statement or omits information necessary in order to make the statements herein not misleading.

Section 8.10   Payments Under the Credit Agreement.  The Credit Agreement allows for payment of the Closing Free Cash Flow Payment and the Post-Closing Free Cash Flow Adjustment as provided in this Agreement, including Section 3.7 and Section 3.8, in all events and, provided that an Event of Default (as defined in the Credit Agreement) has not occurred and is continuing, the Credit Agreement permits the Purchaser to make all other post-Closing payments to Sellers contemplated by this Agreement.

ARTICLE IX
CERTAIN COVENANTS

Section 9.1     Access.  Following the Closing, the Purchaser shall, and shall cause the Company and BCCM to, provide to the Sellers reasonable access to the books and records of the Company and BCCM and to promptly furnish the Sellers with such financial, operating data and other information as Sellers may reasonably request for accounting, Tax, litigation or any related purposes.

Section 9.2     Employees and Employment.  (a)  For the purposes of this Agreement the term “Active Employees” shall mean all employees actively employed by DS LLC on the Closing Date and all employees of DS LLC on layoff, leave of absence or short term disability on the Closing Date (but specifically excluding any individual on long term disability for which the Purchaser assumes no responsibility).  Schedule 9.2(a) lists all Active Employees as of the date of this Agreement.

(b)   The Purchaser shall provide all Active Employees upon the commencement of their employment by the Company with pension benefit plans and welfare benefit programs which provide benefits which are comparable, in the aggregate, to the benefits provided under the pension benefit plans and welfare benefit programs maintained by DS LLC for such Active Employees immediately prior to the Closing Date. Purchaser shall be solely responsible for any salary, severance or unemployment benefits of any Active Employee on and after the Closing.

(c)   Notwithstanding any other provision of this Agreement, the parties intend that all employee benefit matters covered in this Section 9.2 materially comply with the applicable laws of the affected jurisdiction and, to the extent of any noncompliance, the provisions herein shall be reformed to achieve compliance in accordance with the intent of the parties hereto.

(d)   Nothing contained in this Agreement shall be construed to limit in any manner the discretion of the Company or the persons vested with such responsibility by the relevant plan documents, from amending, modifying or terminating any employee benefit plan within the meaning of Section 3(3) of ERISA.

Section 9.3     Commercially Reasonable Efforts.  DS LLC, BCCM, Sellers and Purchaser will cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under Laws to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to Contracts with the Company as are necessary to consummate the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby.  DS LLC shall be responsible for the payment of all fees or other costs incurred by DS LLC in connection with obtaining any third-party consent required hereunder, including any costs associated with any change of control provision contained in any DS LLC Contract.  The Purchaser or DS LLC will pay or cause to be paid all of the fees and expenses contemplated by this Section, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by, respectively, the Purchaser or the Sellers.  The Purchaser shall be responsible for the fees and expenses of Crowe Chizek and Company LLP and Curtis, Mallet-Prevost, Colt & Mosle LLP.  Each of the parties will notify and keep the other advised in reasonable detail as to such party’s efforts in complying with its obligations under this Section 9.3.

Section 9.4     Transfer Laws.  The Company will be the certifying and responsible party for compliance with the Connecticut Transfer Act C.G.S. 22a-134 et seq. and the New Jersey Industrial Site Recovery Act N.J.S.A 13:1K et seq. and the respective associated rules and regulations (together “Transfer Laws”).  The Company will sign all documents related to the Transfer Laws. The Company will pay or cause to be paid all fees, costs and expenses, including without limitation, all Environmental Liabilities and Costs associated with complying with the Transfer Laws.

Section 9.5     Further Assurances.  From time to time, as and when requested by any party hereto, such other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions, as the requesting party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

ARTICLE X
TAX MATTERS

Section 10.1   Tax Allocation.

(a)   The “Company Tax Amount” means (i) Taxes imposed on the Company with respect to Pre-Closing Tax Period, excluding taxes which have been properly accrued or reserved for in the Financial Statements or are reflected in the Company’s books of account; (ii) Taxes imposed on the Company with respect to a Post-Closing Tax Period beginning before the Closing Date, which are allocable, pursuant to Section 10.1(c), to the portion of such period ending on the Closing Date, excluding Taxes which have been accrued or reserved for in the Financial Statements; and (iii) any and all stock transfer, stamp, or similar Taxes payable in connection with the transactions contemplated by Section 3.1.

(b)   The “BCCM Tax Amount” means (i) Taxes imposed on BCCM with respect to Pre-Closing Tax Period; and (ii) Taxes imposed on BCCM with respect to a Post-Closing Tax Period beginning before the Closing Date, which are allocable, pursuant to Section 10.1(c), to the portion of such period ending on the Closing Date.

(c)   In the case of Taxes imposed with respect to a Post-Closing Tax Period that begins before the Closing Date, the portion of any such Taxes that is allocable to the portion of the period ending on the Closing Date shall be:

(i)            in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (other than conveyances pursuant to this Agreement or deemed made as a result of the transactions contemplated herein), deemed equal to the amount which would be payable if the taxable year ended on the Closing Date with any calculation of the allocable amount made in accordance with past practices consistently applied; and

(ii)           in the case of Taxes not described in subparagraph (i) that are imposed on a periodic basis and measured by the value of any asset, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

(d)   The Free Cash Flow Adjustment Amount payable to the BCCM Shareholders will be reduced by an amount (the “Tax Reduction Amount”) equal to the taxes imposed on BCCM for the period from October 1, 2006 through the Closing Date plus the amount of taxes allocable to BCCM under Section 10.1(b)(ii), and Purchaser shall pay or cause BCCM to pay the Tax Reduction Amount to the appropriate taxing authority on behalf of BCCM and the BCCM Shareholders.

Section 10.2   Tax Returns.  Purchaser shall cause the Company and BCCM to prepare and file all Tax Returns for the Company and BCCM for all periods ending on or after the Closing Date.  Purchaser shall permit Sellers and BCCM Shareholders to examine and comment on any Tax Return which could give rise to, respectively, a Company Tax Amount or BCCM Tax Amount prior to filing such Tax Return.

Section 10.3   Refunds.  Any refund of Taxes that are received by Purchaser (or its Affiliates), the Company or BCCM, and any amounts credited against Taxes to which Purchaser (or its Affiliates), the Company, or BCCM become entitled shall be for the account of the Purchaser, except to the extent that such refunds or amounts credited relate to the BCCM Tax Amount, which shall be for the account of BCCM.

Section 10.4   Miscellaneous.  The parties hereto agree to treat all payments made by any of them to or for the benefit of another party (including any payments to or from the Company or BCCM) under the indemnification provisions of this Agreement and for any misrepresentations or breach of representations, warranties or covenants as adjustments to the Consideration for Tax purposes and that such treatment shall govern for purposes hereof.

ARTICLE XI
CLOSING DELIVERABLES

Section 11.1   Seller Deliverables.  At the Closing, the following shall be delivered to the Purchaser:

(a)   Certificates.  The BCCM Shareholders shall have delivered original stock certificates representing the BCCM Shares, together with such instruments of assignment, conveyance and transfer as Purchaser may deem necessary or desirable, duly executed by the BCCM Shareholders.

(b)   Officer’s Certificate.  The Company shall have delivered a certificate of an officer of DS LLC and its Subsidiaries certifying as to each such company’s certificate of formation, bylaws or other comparable documents.

(c)   Ancillary Agreements.  Sellers shall have delivered each Ancillary Agreement required to be executed and delivered by parties other than Purchaser or its Affiliates, including the BCCM Agency Agreement, the Management Members’ Agency Agreement, the Carryholders’ Agency Agreement and the Non-Competition Agreements.

(d)   FIRPTA Affidavits.  Sellers shall cause DS LLC to deliver an affidavit substantially in the form of Exhibit F-1 hereto to the Purchaser that the DS Units are not and have not been “United States real property interests” under the Code.  BCCM Shareholders shall cause BCCM to deliver an affidavit substantially in the form of Exhibit F-2 hereto to the Purchaser that BCCM is not and has not been a “United States real property holding corporation” under the Code.

(e)   Resignations.  To the extent requested by the Purchaser, (i) the Sellers shall have delivered resignations of the members of the board of directors (or comparable governing body) of DS LLC, and (ii) the BCCM Shareholders shall have delivered resignations of the members of the board of directors (or comparable governing body) of BCCM.

(f)    Termination of Security Interests.  Sellers shall have obtained releases and other documentation reasonably requested by Purchaser in form and substance reasonably satisfactory to Purchaser providing for the termination and release of all Liens (other than

Permitted Liens and Liens disclosed on Schedule 4.15(a)) on the assets or leasehold interests of DS LLC or any Subsidiary.

(g)   Certificate of Merger.  The Certificate of Merger shall have been duly filed and accepted with the Secretary of State of the State of Delaware.

(h)   Other Documents.  Sellers shall have delivered such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 11.2   Purchaser Deliverables.  At the Closing, the following shall be delivered to the Sellers:

(a)   Consideration.  Purchaser shall have delivered the Merger Consideration and Purchase Price by wire transfer of immediately available funds pursuant to the terms of Section 2.6 and Section 3.2, respectively.

(b)   Secretary’s Certificate.  The Purchaser shall have delivered a certificate of the secretary of Purchaser certifying as to its certificate of incorporation and bylaws.

(c)   Ancillary Agreements.  Purchaser shall have delivered each Ancillary Agreement required to be duly authorized and delivered by Purchaser or its Affiliates;

(d)   Transfer Laws.  The Company will execute all documents necessary or advisable to be executed by the Company in connection with the Transfer Laws; and

(e)   Other Documents.  Purchaser shall have delivered such other documents and instruments as may be reasonably required to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE XII
LIABILITIES AND INDEMNIFICATION

Section 12.1   Survival Periods.  All representations, covenants and warranties of the parties contained in this Agreement and the right to indemnification provided in Section 12.2(a) shall be continuing and shall survive the Closing as follows: (a) for the Title Representations and the obligation of any breaching Seller to indemnify Purchaser Indemnitees with respect to such Seller’s Title Representations as provided in Section 12.2(a)(iv), the expiration of the applicable statutes of limitation period, and (b), for all other representations, warranties, covenants and agreements contained in this Agreement, including the covenants contained in this Article XII, eighteen (18) months from the Closing.  The time periods set forth in subsections (a) and (b) of this Section 12.1 are collectively the “Survival Period”).  The parties intend to shorten the statute of limitations and agree that no claims or causes of action, may be brought against any party based upon, directly or indirectly, any of the representations, warranties or agreements contained in Article IV, Article V, Article VI, Article VII and Article VIII or any of the matters set forth in Section 12.2(a) hereof after the applicable Survival Period.  Except as specifically provided in this Section 12.1, this Section 12.1 shall not limit any covenant or agreement of the parties that contemplates performance after the Closing, including the covenants and agreements set forth in Article X hereof and any other Ancillary Agreement; provided, however, for the avoidance of doubt, the right to indemnification set forth in Section 12.2(a) shall expire upon expiration of the applicable Survival Period with the sole exception of those matters for which Purchaser has given proper notice as set forth in Section 12.2(b)(v).

Section 12.2   Sellers’ Agreement to Indemnify.  (a)  Subject to the terms and conditions set forth herein, from and after the Closing, the Sellers shall indemnify and hold harmless Purchaser and its respective directors, officers, employees, Affiliates, controlling persons, agents and representatives and its successors and assigns (collectively, the “Purchaser Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Purchaser Damages”) asserted against or incurred by any Purchaser Indemnitee as a result of or arising out of:

(i)            a breach of any representation or warranty contained in Article IV, Article V, Article VI, and Article VII of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period); provided that

(A)          each Seller is required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any breach of a Company Representation and Warranty pro rata against the amount of such Seller’s Holdback as of the time of such claim,
(B)           only Crompton is required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any breach of a Crompton Representation and Warranty,
(C)           only the BCCM Shareholders as a group are required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any breach of any BCCM Representations and Warranties pro rata against the amount of such BCCM Shareholders’ Holdback as of the time of such claim;
(D)          only the breaching BCCM Shareholder is required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any breach of a BCCM Shareholder Representation, against the amount of such BCCM Shareholders’ Holdback as of the time of such claim;
(E)           only the breaching Management Member is required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any breach of a Management Member Representation and Warranty, against the amount of such Management Member’s Holdback as of the time of such claim;

(F)           only the breaching Seller is required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any breach of such Seller’s Title Representations;

(ii)           product liability and product warranties relating to products manufactured, sold and shipped by the Company after April 29, 2005 and prior to the Closing Date, except to the extent reserved on the Reference Balance Sheet;

(iii)          the lawsuits (A) DiBonaventura v. Black Clawson Converting Machinery LLC (Black Clawson Converting Machinery Inc. named a successor)(New Jersey) in excess of any amount reserved for such specific matter on the Reference Balance Sheet, and (B) General Cable v. Davis-Standard (Greece), in excess of any amount reserved for such specific matter on the Reference Balance Sheet, provided that only the BCCM Shareholders shall bear responsibility for lawsuit (A) pro rata against the amount of such BCCM Shareholders’ Holdback as of the time of such claim, and only Crompton shall bear responsibility for lawsuit (B) against the amount of Crompton’s Holdback as of the time of such claim, as more fully described in Section 12.5;

(iv)          a breach of any covenant or agreement of any Seller contained in this Agreement, in any Ancillary Agreement or in any other agreement delivered by Sellers in connection with the transactions contemplated hereby, provided that only the breaching Seller is required to indemnify and hold harmless the Purchaser Indemnitees pursuant to this Section 12.2(a)(iv); and

(v)           any Company Tax Amount or BCCM Tax Amount, provided that only the BCCM Shareholders are required to indemnify and hold harmless the Purchaser Indemnitees with respect to any Purchaser Damages relating to any BCCM Tax Amount.

(b)   The Sellers’ obligation to indemnify Purchaser Indemnitees pursuant to Section 12.2(a) hereof or otherwise is subject to the following limitations:

(i)            No indemnification shall be made by the Sellers pursuant to Section 12.2(a)(i) unless the aggregate amount of Purchaser Damages (for all claims) pursuant to Section 12.2(a)(i) exceeds $500,000 and, in such event, indemnification shall be made by the Sellers only to the extent of such excess; provided, that each respective Seller’s Title Representations shall not be subject to this $500,000 threshold;

(ii)           In no event shall Sellers’ aggregate obligation to indemnify Purchaser Indemnitees pursuant to this Agreement or otherwise exceed $10 million in the aggregate (the “Sellers’ Indemnification Cap”), provided that the Sellers’ Indemnification Cap shall be reduced automatically on the date that the distributions set forth in Section 2.7, Section 3.3 or Section 12.5(b) are required to be made, even if such distributions are not made for reasons other than in connection with a disputed and unsettled matter handled in accordance with Section 2.7 or Section 3.3 for which timely notice has been given, as applicable; provided further, that subject to Section 12.2(b)(iii) below, Sellers’ aggregate obligation to indemnify Purchaser Indemnitees for breaches of the Title Representations shall not be subject to the Sellers’ Indemnification Cap;

(iii)          Notwithstanding anything to the contrary that may be contained in this Agreement, (A) except with respect to claims against a breaching Seller with respect to such Seller’s Title Representations, the Purchaser Indemnitees’ recourse for Purchaser Damages shall be solely and exclusively as provided in Section 12.5 below, and (B) in no event shall the individual liability of any Seller for Purchaser Damages with respect to such Seller’s Title Representations exceed the Merger Consideration and/or Purchase Price actually received by such Seller.

(iv)          The amount of any Purchaser Damages shall be reduced by any amount finally received by the Company or a Purchaser Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor.  Purchaser Indemnitees and the Company shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Purchaser Indemnitee or the Company receives an amount under insurance coverage or from such other party with respect to Purchaser Damages at any time subsequent to any indemnification provided by Sellers pursuant to this Section 12.2, then such Purchaser Indemnitee or the Company, as applicable, shall promptly reimburse the applicable Sellers for any payment made or expense incurred by Sellers in connection with providing such indemnification up to such amount received by Purchaser Indemnitee or the Company;

(v)           Sellers shall be obligated to indemnify Purchaser Indemnitees pursuant to Section 12.2 only for those claims giving rise to Purchaser Damages as to which Purchaser Indemnitees have given Sellers written notice thereof prior to the end of the applicable Survival Period.  Any written notice delivered by a Purchaser Indemnitee to Sellers with respect to Purchaser Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Purchaser Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof;

(vi)          Crompton shall not be obligated to indemnify Purchaser Indemnitees pursuant to Section 12.2 for any claims arising from Crompton’s breach of the representation and warranties contained in Section 5.8 if, and to the extent, Sellers are obligated to indemnify Purchaser Indemnitees with respect to the same Purchaser Damages; and

(vii)         If and to the extent that Purchaser breaches the representation and warranties contained in Section 8.9, Purchaser waives any claim for indemnification arising as a result of a breach of a Company representation with respect to the same Purchaser Damages.

Section 12.3   Purchaser’s Agreement to Indemnify.  (a)  Subject to the terms and conditions set forth herein, from and after the Closing, Purchaser shall indemnify and hold harmless Sellers and their respective directors, officers, employees, Affiliates, controlling persons, agents and representatives and their successors and assigns (collectively, the “Sellers’ Indemnitees”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Sellers’ Damages”) asserted against or incurred by any Sellers’ Indemnitee as a result of or arising out of:

(i)            a breach of any representation or warranty contained in Article VIII of this Agreement when made or at and as of the Closing Date (or at and as of such different date or period specified for such representation or warranty) as though such representation and warranty were made at and as of the Closing Date (or such different date or period); and

(ii)           a breach of any covenant or agreement of Purchaser contained in this Agreement, in any Ancillary Agreement, or in any other agreement delivered by Purchaser in connection with the transactions contemplated hereby and a breach by the Company of the covenant contained in Section 9.4.

(b)   Purchaser’s obligation to indemnify Sellers’ Indemnitees pursuant to Section 12.3(a) hereof or otherwise, but not pursuant to Section 12.9, is subject to the following limitations:

(i)            No indemnification shall be made by Purchaser pursuant to Section 12.3(a)(i) unless the aggregate amount of Sellers’ Damages (for all claims) pursuant to Section 12.3(a)(i) exceeds $500,000 and, in such event, indemnification shall be made by Purchaser only to the extent of such excess;

(ii)           In no event shall Purchaser’s aggregate obligation to indemnify Sellers’ Indemnitees pursuant to Section 12.3(a) exceed $10 million in the aggregate; provided, Purchaser’s obligations to pay the Holdback Amount, Adjustment Amount and accrued interest on such amounts shall not be subject to this $10 million cap;

(iii)          The amount of any Sellers’ Damages shall be reduced by any amount received by a Sellers’ Indemnitee with respect thereto under any insurance coverage or from any other party alleged to be responsible therefor.  Sellers’ Indemnitees shall use reasonable efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility.  If a Sellers’ Indemnitee receives any amount under insurance coverage or from such other party with respect to Sellers’ Damages at any time subsequent to any indemnification provided by Purchaser pursuant to this Section 12.3, then such Seller Indemnitee shall promptly reimburse Purchaser for any payment made or expense incurred by Purchaser in connection with providing such indemnification up to such amount received by Sellers’ Indemnitee; and

(iv)          Purchaser shall be obligated to indemnify Sellers’ Indemnitee pursuant to Section 12.3(a)(i) only for those claims giving rise to Sellers’ Damages as to which Sellers’ Indemnitees have given Purchaser written notice thereof prior to the end of the applicable Survival Period.  Any written notice delivered by a Sellers’ Indemnitee to Purchaser with respect to Sellers’ Damages shall set forth with as much specificity as is reasonably practicable the basis of the claim for Sellers’ Damages and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

Section 12.4   Indemnification Procedure.  (a)  The obligations of Sellers to indemnify Purchaser Indemnitees under Section 12.2 with respect to Purchaser Damages and the obligations of Purchaser to indemnify Sellers’ Indemnitees under Section 12.3 with respect to Sellers’ Damages, in any case resulting from the assertion of liability by third parties and under Article X (each, as the case may be, a “Third Party Claim”), will be subject to the following terms and conditions:

(i)            A party claiming indemnification under this Agreement (an “Indemnified Party”) shall with reasonable promptness and within the applicable Survival Period (i) notify the party from whom indemnification is sought (the “Indemnifying Party”) of any Third Party Claims for which indemnification is sought and (ii) transmit to the Indemnifying Party a written notice (“Third Party Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such Third Party Claim (if any), an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to provide such notice shall not affect the right of an Indemnified Party to indemnification, except to the extent the Indemnifying Party is materially prejudiced by such failure.  Within 60 calendar days after receipt of any Third Party Claim Notice (the “Election Period”), the Indemnifying Party shall notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XII with respect to such Third Party Claim and (ii) whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

(ii)           If the Indemnifying Party notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third Party Claim, then the Indemnifying Party shall have the right to defend, at its sole cost and expense (if the Indemnified Party is entitled to indemnification hereunder), such Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and diligently, in the reasonable judgment of counsel selected by the Indemnifying Party, prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party in accordance with this Section 12.4(a)(ii).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof.  The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is entitled to indemnification hereunder), to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party shall reasonably deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action that is materially prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim to the extent the Indemnifying Party was so prejudiced and harmed).  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party reasonably elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross-complaint against any person.  Except as otherwise provided herein, the Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 12.4 and shall bear its own costs and expenses with respect to such participation.  Notwithstanding the foregoing, the Indemnifying Party may not agree to any compromise or settlement that would require any action other than the payment of money that shall be fully paid by the Indemnifying Party without the express written consent of the Indemnified Party.

(iii)          If the Indemnifying Party fails to notify the Indemnified Party within the Election Period that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 12.4(a)(ii), or if the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 12.4(a)(ii) but fails to diligently and promptly prosecute or settle the Third Party Claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  The Indemnified Party shall have full control of such defense and proceedings.  Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article XII and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 12.4, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(b)   In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(c)   The provisions of this Section 12.4 are in all cases subject to the limitations and restrictions of Section 12.1, Section 12.2 and Section 12.3.

Section 12.5   Reduction of Sellers’ Holdbacks.

(a)   The Purchaser shall have the right to reduce the amount of each of the Sellers’ Holdbacks by an amount equal to the product of (i) the Purchaser Damages arising from a breach of the Company Representations and Warranties, and (ii) each such Seller’s Holdback

Percentage; provided, however, any Purchaser Damages arising from a breach of a Crompton Representation and Warranty or pursuant to Section 12.2(a)(iii)(B) may only reduce, and only to the extent of, any amounts owed pursuant to the Crompton Holdback; provided, further that any Purchaser Damages arising from a breach of a BCCM Representation and Warranty, pursuant to Section 12.2(a)(iii)(A)  or with respect to a BCCM Tax Amount pursuant to Section 12.2(a)(v) may only reduce, and only to the extent of, any amounts owed pursuant to the BCCM Holdback; provided, further, that any Purchaser Damages arising from a breach of BCCM Shareholder Representation may only reduce, and only to the extent of, any amounts owed pursuant to the breaching BCCM Shareholder’s Holdback; provided, further, that any Purchaser Damages arising from a breach of a Management Member Representation and Warranty may only reduce, and only to the extent of, any amounts owed pursuant to the breaching Management Member’s Holdback; and provided further any Purchaser Damages arising from a breach of a Title Representation may only reduce the specific Seller’s Holdback payable to or on behalf of the breaching Seller and only to the extent of the amount payable to such Seller pursuant to such Sellers’ Holdback.  Notwithstanding the foregoing, Purchaser shall have no recourse against any Seller for Purchaser Damages beyond the amount available at the time of such claim pursuant to such Seller’s Holdback, after giving effect to any payments made or that should have been made pursuant to Section 2.7 or Section 3.3 or pursuant to Section 12.5(b), except with respect to a breach of a Title Representation which shall not be limited by the breaching Seller’s Holdback.  The exercise of such right of reduction by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 2.7 or Section 3.3 hereunder provided that Purchaser complies with the provisions therein with respect to depositing disputed amounts in an escrow account.

(b)   In the event that, as of the twelve (12) month anniversary of the Closing Date or any twelve (12) month period ending on any calendar month thereafter, the Anniversary EBITDA is in excess of $26 million (a “Holdback Acceleration Event”), Purchaser shall pay the full amount remaining on each Seller’s Holdback, provided, that no such payment shall be made if, and for so long as, an Event of Default (as defined in the Credit Agreement) has occurred and is continuing under the terms of the Credit Agreement, and no claims for indemnification may be made thereafter against the Sellers regardless of whether or not such payment has been made, except with respect to the Title Representations.

Section 12.6   Settlement of Claims.   Any claims for Purchaser Damages that have reduced Sellers’ Holdbacks pursuant to Section 12.5 may be settled or disputed with respect to each Sellers’ Holdback as follows:

(a)   With respect to any claims for Purchaser Damages reducing the Crompton Holdback, with the consent of Crompton;

(b)   With respect to any claims for Purchaser Damages reducing the BCCM Holdback, with the consent of the BCCM Agent;

(c)   With respect to any claims for Purchaser Damages reducing the Management Members’ Holdback, with the consent of the Management Members’ Agent;

(d)   With respect to any claims for Purchaser Damages reducing the Carryholders’ Holdback, with the consent of the Carryholders’ Agent;

provided, however, that no claims for Purchaser Damages arising from a breach of a BCCM Shareholder Representation, a Management Member Representation and Warranty or a Title Representation may be settled without the consent of the breaching Seller.

Section 12.7   Insurance.  The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance relating to Damages to the extent of any indemnification payments made hereunder, including any indemnification payments made pursuant to Section 12.9.

Section 12.8   No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 12.9   Contribution Agreement Indemnities.   The indemnification obligations of DS LLC, BCCM and Crompton set forth in Article VII of the Contribution Agreement shall remain in full force and effect following the Closing Date; provided that no indemnification obligations of DS LLC shall be enforceable with respect to any liability, demand, claim, cause of action, assessment, loss, damage, cost or expense for which Sellers would have an obligation to indemnify the Purchaser hereunder; and provided further that the indemnification obligations set forth in Section 7.2 of the Contribution Agreement shall terminate and be of no further force or effect on the Closing Date, except for Losses (as defined in the Contribution Agreement) related to (i) Product Liability Claims, (ii)  Environmental Claims and (iii) Workers Compensations Claims.

Section 12.10 Remedies.  (a)  The parties agree that the sole and exclusive remedy of any party hereto or their respective Affiliates and Indemnitees with respect to this Agreement and the Ancillary Agreements or any other claims relating to the Business, the events giving rise to this Agreement and the Ancillary Agreements and the transactions provided for herein and therein or contemplated hereby or thereby shall be limited to the indemnification provisions set forth in this Article XII and, in furtherance of the foregoing, each of the parties, on behalf of itself, its Affiliates and Indemnitees, hereby waives and releases the other parties hereto (and such other parties’ Affiliates and Indemnitees) from, to the fullest extent permitted under any Applicable Law, any and all rights, claims and causes of action it or its Affiliates or Indemnitees may have against the other party hereto; provided that this limitation shall not apply in the event of fraud; and provided further that if an Indemnifying Party shall breach or threaten to commit a breach of any of its restrictive covenants set forth in Article IX of this Agreement or any Ancillary Agreement (the “Restrictive Covenants”), any Indemnified Party shall have the right in addition to, and not in lieu of, any other rights and remedies available to such Indemnified Party, under law or in equity, to seek to have the Restrictive Covenants specifically enforced by any court, including the right to seek entry against such Indemnifying Party, any of its Affiliates and any shareholder, officer, director, employee of each of the foregoing of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of the Restrictive Covenants, it being acknowledged and agreed that money damages may not provide such Indemnified Party an adequate remedy.

(b)   The parties hereto intend that, even though indemnification and other obligations appear in various sections and articles of this Agreement, the indemnification procedures and limitations contained in this Article XII shall apply to all indemnity and other obligations of the parties under this Agreement.

Section 12.11 No Special Damages.  NO PARTY SHALL BE LIABLE UNDER THIS ARTICLE XII OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY INDEMNIFIED PARTY BECOMES LIABLE FOR SUCH DAMAGES INCURRED BY AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION RIGHTS SET FORTH IN SECTION 12.2 OR SECTION 12.3, IN WHICH EVENT SUCH DAMAGES MAY BE RECOVERABLE, SUBJECT TO THE LIMITATIONS AND RESTRICTIONS OF SECTION 12.1, SECTION 12.2 AND SECTION 12.3.

Section 12.12 Materiality.  When the term “material”, “materially” or “in all material respects” is used in this Agreement or any schedule hereto to qualify a representation, warranty, covenant, agreement or definition set forth in this Agreement or schedule hereto, such representation, warranty, covenant and/or agreement shall be deemed to have been breached when any Damage singly arising from the breach together with any and all damages, liabilities, losses and expenses resulting from such Damage exceeds $100,000.

ARTICLE XIII
MISCELLANEOUS

Section 13.1   Notices.  All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (receipt confirmed) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address specified below:

(a)   If to Purchaser to:

D-S Acquisition Co.
c/o Hamilton Robinson LLC
2 Stamford Plaza
281 Tresser Boulevard
4th Floor
Stamford, Connecticut 06901
Attn:  Scott Oakford
Facsimile:  203-602-2206

with a copy to:

Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, New York 10178
Attn:  Philip von Mehren, Esq.
Facsimile:  212-697-1559

(b)   If to Crompton Holding Corporation to:

c/o Chemtura Corp.
199 Benson Road
Middlebury, CT 06749
Attn: Lynn A. Schefsky
Facsimile: 203-573-4430

with a copy to:

Robinson & Cole LLP
One Boston Place
Boston, MA 02108-4404
Attn: Kathleen M. Porter
Facsimile:  617-557-5999

(c)   if to the BCCM Shareholders, to the addresses set forth for each BCCM Shareholder on such BCCM Shareholder’s signature page hereto.

with a copy to:

Levett Rockwood P.C.
33 Riverside Avenue
Westport, Connecticut 06880
Attn:  Cheryl L. Johnson, Esq.
Facsimile:  203-226-8025

(d)   if to the Management Member Sellers, to the addresses set forth for each Management Member Seller on such Management Member Seller’s signature page hereto;

with a copy to:

Adler Pollock & Sheehan P.C.
One Citizens Plaza, 8th Floor
Providence, RI 02903-1345
Attn:  John F. Corrigan

Facsimile:  401-751-0604

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

Section 13.2   Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of Purchaser, Crompton, BCCM Agent, the Management Members’ Agent and the Carryholders’ Agent, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)   No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

Section 13.3   Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and in consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, investment banker, legal advisor or similar person engaged by such party.

Section 13.4   Successors and Assigns.  The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (including any transfer by way of merger or operation of law) without the consent of each other party hereto; provided, however, that Purchaser may assign its rights under this Agreement to a wholly-owned Affiliate of Purchaser, it being understood that such assignment will not relieve Purchaser from its obligations hereunder.  Any assignment in violation of the preceding sentence will be void ab initio.

Section 13.5   No Third-Party Beneficiaries.  Except as provided in Article XII and Section 13.4, this Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

Section 13.6   Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the Laws that might otherwise govern under principles of conflict of laws thereof.

Section 13.7   Public Announcements.  From the date hereof until the Closing Date, Sellers and Purchaser will obtain the approval of each other before issuing, or permitting any agent or Affiliate to issue, any press releases or otherwise making or permitting any agent or Affiliate to make any public statements with respect to this Agreement and the transactions contemplated hereby; provided, that this provision will not restrict either party from issuing any press release or public statement required by applicable securities laws or applicable stock exchange rules or regulations.

Section 13.8   Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the courts of the State of New York, in New York County, and the federal courts in the Southern District of New York.  Each of the parties (i) consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding, (ii) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum, (iii) will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iv) will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court; provided, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.8 and shall not be deemed to be general submission to the jurisdiction of said courts or in the State of New York other than for such purpose.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.1 will be deemed effective service of process on such party.

Section 13.9   Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 13.10 Table of Contents; Headings.  The table of contents and headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

Section 13.11 Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter of this Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the Ancillary Agreements supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.  If there is any conflict between this Agreement and any Ancillary Agreements, the provisions of this Agreement shall govern.

Section 13.12 Termination of Certain Agreements.  The execution and delivery of this Agreement by the parties hereto shall terminate any rights or obligations of any of the parties hereto under (i) the Letter of Intent between the Purchaser and Sellers, dated August 1, 2006, (ii) the BCCM Shareholders’ Agreement, and (iii) the DS Operating Agreement.

Section 13.13 Severability; Injunctive Relief.   If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.  This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

Section 13.14 Waiver of Conflict.

(a)   Each of the parties hereto acknowledge that Curtis, Mallet-Prevost, Colt & Mosle LLP (“CMP”), counsel to Purchaser, has previously represented the Company, BCCM and certain of BCCM’s shareholders, namely, Cygnet Capital Partners LP SBIC and its general partner Hamilton Robinson LLC (together with its Affiliates, “HRCo”) and, in addition to representing HRCo in its capacity as general partner of D-S Partners L.P., the controlling shareholder of the Purchaser, in connection with the transactions contemplated herein, is currently assisting the Company with respect to several matters, including on-going environmental assistance and advice on various corporate law issues. Accordingly, each party to this Agreement (i) acknowledges that such party has had an opportunity to ask for information relevant to this disclosure, (ii) acknowledges that CMP represented only the Purchaser in the transactions contemplated by this Agreement and (iii) gives its informed written consent to CMP’s representation of the Purchaser in connection with the transactions contemplated herein and to CMP’s ongoing representation of the Company in such unrelated matters.

(b)   Each of the parties hereto acknowledges that HRCo is the general partner of D-S Partners L.P., the controlling shareholder of the Purchaser, and is the general partner of the largest shareholder of BCCM.  Each of DS LLC, BCCM, Crompton, the BCCM Shareholders, the Management Members and the Carryholders acknowledges that such party has had an opportunity to ask for information relevant to this disclosure and waives any claim or cause of action such party may have against HRCo, its directors, officers, employees, Affiliates, controlling persons, agents and representatives, including, but not limited to, CMP, with respect to the actual or potential conflicts described in the foregoing sentence.

(c)   Each of the parties hereto acknowledge that Levett Rockwood P.C. (“LR”), counsel to the BCCM Shareholders, has previously represented MSR I SBIC, L.P. and its Affiliates, and HRCo, each of which are, or are affiliates of, BCCM Shareholders.  LR is currently representing MSR I SBIC, L.P. in connection with several matters.  Accordingly, each party to this Agreement (i) acknowledges that such party has had an opportunity to ask for information relevant to this disclosure, (ii) acknowledges that LR represented only the BCCM Shareholders in the transactions contemplated by this Agreement and (iii) gives its informed written consent to LR’s representation of the BCCM Shareholders in connection with the transactions contemplated herein.

[Remainder of page intentionally left blank.]

The parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

D-S ACQUISITION CO.

By:
Name:
Title:

CROMPTON HOLDING CORPORATION

By:
Name:
Title:

BCCM SHAREHOLDERS

c/o Hamilton Robinson LLC 281 Tresser Boulevard Suite 1000
Stamford, CT 06901	Owen S. Crihfield

[Signature Page to Merger and Unit Purchase Agreement]

c/o Hamilton Robinson LLC 281 Tresser Boulevard Suite 1000
Stamford, CT 06901	Mark A. Riser

[Signature Page to Merger and Unit Purchase Agreement]

c/o Hamilton Robinson LLC 281 Tresser Boulevard Suite 1000
Stamford, CT 06901	Phillip J. Cagnassola

[Signature Page to Merger and Unit Purchase Agreement]

c/o Hamilton Robinson LLC 281 Tresser Boulevard Suite 1000
Stamford, CT 06901	Christian E. Lund

[Signature Page to Merger and Unit Purchase Agreement]

2575 S. Bayshore Drive Unit 12A Miami, FL 33133
Gordon E. Ettie

[Signature Page to Merger and Unit Purchase Agreement]

c/o Hamilton Robinson LLC	CYGNET CAPITAL PARTNERS LP SBIC
281 Tresser Boulevard
Suite 1000	By:	Hamilton Robinson Associates LLC
Stamford CT 06901	Its:	General Partner

By:
Name:
Title:

[Signature Page to Merger and Unit Purchase Agreement]

4 Indian Spring Trail Darien, CT 06901

Green Arc LLC

[Signature Page to Merger and Unit Purchase Agreement]

8 Wright Street	MSR I SBIC, L.P.
Westport, CT 06880
	By:	MSR I SBIC Partners, LLC
(its General Partner)
	By:	MSR Advisors, Inc.
(its Manager)

By:
Name: Daniel A. Levinson
Title: President

[Signature Page to Merger and Unit Purchase Agreement]

281 Tresser Blvd. Suite 100 Stamford, CT 06901
Scott I. Oakford

[Signature Page to Merger and Unit Purchase Agreement]

204 Mallard Dr. Camillus, NY 13031
John D. Buckla

[Signature Page to Merger and Unit Purchase Agreement]

1734 State Route 48 Fulton, NY 13069
William P. Stevenson

[Signature Page to Merger and Unit Purchase Agreement]

706 Meadowbrook Circle Fulton, NY 13069

James P. Vescio

[Signature Page to Merger and Unit Purchase Agreement]

4138 Metauro Dr. Liverpool, NY 13090

Orland F. Cole

[Signature Page to Merger and Unit Purchase Agreement]

172 Riverside Ave. Fulton, NY 13069

Richard S. Tetro

[Signature Page to Merger and Unit Purchase Agreement]

49 Maple Avenue Fulton, NY 13069

Ronald E. Bowering

[Signature Page to Merger and Unit Purchase Agreement]

143 Ridge Road Fulton, NY 13069

William A. Ditzer

[Signature Page to Merger and Unit Purchase Agreement]

1138 Orchard Drive Fort Mills, SC 29715

Charles D. Hubbard

[Signature Page to Merger and Unit Purchase Agreement]

8828 Wandering Way Baldwinsville, NY 13027

Robert F. Moeller

[Signature Page to Merger and Unit Purchase Agreement]

7716 Black Willow Liverpool, NY 13090

Matthew C. Pestle

[Signature Page to Merger and Unit Purchase Agreement]

2828 Hiltonwood Road Baldwinsville, NY 13027

Donald L. Teich

[Signature Page to Merger and Unit Purchase Agreement]

212 7th Street Liverpool, NY 13088

Raymond E. Whitmore

[Signature Page to Merger and Unit Purchase Agreement]

4500 Red Spruce Lane| Manlius, NY 13104

Harry M. Challender

[Signature Page to Merger and Unit Purchase Agreement]

BCCM SHAREHOLDERS/MANAGEMENT MEMBER SELLERS

4561 Cone Wood Trail Manlius, NY 13104

Mark A. Panozzo

[Signature Page to Merger and Unit Purchase Agreement]

75 Hamilton Drive East Greenwich, RI 02818

Charles Buckley

[Signature Page to Merger and Unit Purchase Agreement]

MANAGEMENT MEMBERS SELLERS

599 Taugwonk Road Stonington, CT 06378

Robert W. Ackley

[Signature Page to Merger and Unit Purchase Agreement]

2006 Holland Brook West Branchburg, NJ 08876

Hassan A. Helmy

[Signature Page to Merger and Unit Purchase Agreement]

25 Seabury Drive Westerly, RI 02891

James O. Murphy

[Signature Page to Merger and Unit Purchase Agreement]

14 Willow Street Mystic, CT 06355

Ernest W. Plasse

[Signature Page to Merger and Unit Purchase Agreement]

27 Sumac Lane North Attleborough, MA 02760

Robert M. Armstrong

[Signature Page to Merger and Unit Purchase Agreement]

CARRYHOLDERS’ AGENT

27 Sumac Lane North Attleborough, MA 02760

Robert Armstrong

[Signature Page to Merger and Unit Purchase Agreement]